UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

GREENLIGHT CAPITAL RE, LTD.
(Name of Registrant As Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207
Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2018

Notice is hereby given that the Annual General Meeting of Shareholders, or the Meeting, of Greenlight Capital Re, Ltd., or the Company, will be held at the Company’s offices at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on April 25, 2018, at 9:00 a.m. (local time), for the following purposes:

1.
To consider and vote upon a proposal to elect nine directors to serve on the Board of Directors of the Company until the Annual General Meeting of Shareholders of the Company in 2019, or the 2019 Meeting;

2.
To consider and vote upon a proposal to elect nine directors to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the 2019 Meeting, which, pursuant to the Company’s Third Amended and Restated Memorandum and Articles of Association, or the Articles, is required to be considered by the shareholders of the Company;

3.
To consider and vote upon a proposal to elect five directors to serve on the Board of Directors of Greenlight Reinsurance Ireland, Designated Activity Company until the 2019 Meeting, which, pursuant to the Articles, is required to be considered by the shareholders of the Company;

4.	To consider and vote upon a proposal to ratify the appointment of BDO USA, LLP, as the independent auditors of the Company for the fiscal year ending December 31, 2018;

5.
To consider and vote upon a proposal to ratify the appointment of BDO Cayman Ltd., as the independent auditors of Greenlight Reinsurance, Ltd. for the fiscal year ending December 31, 2018, which, pursuant to the Articles, is required to be considered by the shareholders of the Company;

6.
To consider and vote upon a proposal to ratify the appointment of BDO, Registered Auditors in Ireland, as the independent auditors of Greenlight Reinsurance Ireland, Designated Activity Company for the fiscal year ending December 31, 2018, which, pursuant to the Articles, is required to be considered by the shareholders of the Company; and

7.
To consider and cast a non-binding advisory vote on a resolution approving the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.
Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 8, 2018, will be entitled to notice of, and to vote at, the Meeting or any adjournments or postponements thereof.
In accordance with rules adopted by the Securities and Exchange Commission, we are pleased to furnish these proxy materials to shareholders over the Internet rather than in paper form.  We believe these rules allow us to provide our shareholders with expedited and convenient access to the information they need, while helping to conserve natural resources and lower the costs of printing and delivering proxy materials.
Whether or not you plan to attend the Meeting, we hope you will vote as soon as possible.  Voting your proxy will ensure your representation at the Meeting.  We urge you to carefully review the proxy materials and to vote FOR the election of each director nominee named in Proposals 1, 2 and 3 and FOR Proposals 4 through 7.

By Order of the Board of Directors,
/s/ Simon Burton
Simon Burton
Chief Executive Officer
March 8, 2018
Grand Cayman, Cayman Islands

GREENLIGHT CAPITAL RE, LTD.
65 Market Street, Suite 1207, Jasmine Court, Camana Bay
P.O. Box 31110
Grand Cayman, KY1-1205
Cayman Islands

PROXY STATEMENT
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 25, 2018

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Greenlight Capital Re, Ltd., or the Company, of proxies for use at the Annual General Meeting of Shareholders of the Company, or the Meeting, to be held at 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, Grand Cayman, Cayman Islands on April 25, 2018 at 9:00 a.m. (local time), and at any and all adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders.  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, including consolidated financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy.  We will furnish any exhibit to our Annual Report on Form 10-K at no charge to any shareholder who provides a written request to the Company’s Secretary at the address above. You can also access our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and all amendments thereto, at www.sec.gov.

This Proxy Statement and the accompanying proxy card and Notice of Annual General Meeting of Shareholders are first being provided to shareholders on or about March 15, 2018.

Unless otherwise indicated or unless the context otherwise requires, all references in this Proxy Statement to “the Company”, “GLRE”, “we”, “us”, “our” and similar expressions are references to Greenlight Capital Re, Ltd.  All references to “Greenlight Re” are references to Greenlight Reinsurance, Ltd., a Cayman Islands reinsurer and wholly-owned subsidiary of GLRE.  All references to “GRIL” are references to Greenlight Reinsurance Ireland, Designated Activity Company, an Ireland reinsurer and wholly-owned subsidiary of GLRE.

Voting Procedures

As a shareholder of GLRE, you have a right to vote on certain business matters affecting GLRE.  The proposals that will be presented at the Meeting and upon which you are being asked to vote are discussed below under the “Proposals” section.  Each Class A ordinary share of GLRE you owned as of the record date, March 8, 2018, entitles you to one vote on each proposal presented at the Meeting, subject to certain provisions of our Third Amended and Restated Memorandum and Articles of Association, or our Articles, as described below under “Voting Securities and Vote Required.”

Methods of Voting

You may vote by mail, by telephone, over the Internet, or in person at the Meeting.

Voting by Mail.  If you have requested a paper copy of the proxy documents, you may vote by signing the proxy card and returning it in the prepaid and addressed envelope enclosed with the proxy materials.  If you vote by mail, we encourage you to sign and return the proxy card even if you plan to attend the Meeting so that your shares will be voted if you are unable to attend the Meeting.

Voting by Telephone.  To vote by telephone, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or that are being provided via the Internet.  If you vote by telephone, you do not need to complete and mail a proxy card.  Telephone voting is available through 11:59 p.m. (local time) on April 24, 2018, the day prior to the Meeting day.

Voting over the Internet.  To vote over the Internet, please follow either the instructions included on your proxy card or the voting instructions you receive by mail or the instructions that are being provided via the Internet.  If you vote over the Internet, you do not need to complete and mail a proxy card.  Internet voting is available through 11:59 p.m. (local time) on April 24, 2018, the day prior to the Meeting day.

Voting in Person at the Meeting.  If you attend the Meeting and plan to vote in person, we will provide you with a ballot at the Meeting.  If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Meeting.  If your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name.  As a beneficial owner, if you wish to vote at the Meeting, you will need to bring to the Meeting a legal proxy from your broker or other nominee authorizing you to vote those shares.

Electronic Availability of Proxy Materials for 2018 Annual Meeting

Under rules adopted by the Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder.  On or about March 15, 2018, we will mail to our shareholders (other than those who previously requested electronic or paper delivery of all proxy materials) a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our annual report.  The Notice of Internet Availability also instructs you on how to access your proxy card to vote over the Internet, by mail or telephone.

This process is designed to expedite shareholders’ receipt of proxy materials, help conserve natural resources and lower the cost of the Meeting.  However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.  If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Requesting a Paper Copy of Proxy Materials

Any registered shareholder receiving a Notice of Internet Availability who would like to request a separate paper copy of these materials, should: (1) go to www.envisionreports.com/GLRE and follow the instructions provided; (2) send an e-mail message to investorvote@computershare.com with “Proxy Materials Greenlight Capital Re, Ltd.” in the subject line and provide your name, address and the control number that appears in the box on the Notice of Internet Availability, and state in the e-mail that you want a paper copy of current meeting materials; or (3) call our stock transfer agent (Toll Free) at 1(866) 641-4276.

VOTING SECURITIES AND VOTE REQUIRED

As of March 8, 2018, the record date for the determination of persons entitled to receive notice of, and to vote at, the Meeting, or the Record Date, the following ordinary shares are issued and outstanding:

•	31,102,551 Class A ordinary shares, par value $0.10 per share; and

•	6,254,715 Class B ordinary shares, par value $0.10 per share.
The above ordinary shares are our only classes of equity shares outstanding and entitled to vote at the Meeting.

Class A Ordinary Shares

Each Class A ordinary share is entitled to one vote per share. However, except upon unanimous consent of the Board of Directors of the Company, or our Board, no holder shall be permitted to acquire an amount of shares which would cause any person to own (directly, indirectly or constructively under applicable United States tax attribution and constructive ownership rules) 9.9% or more of the total voting power of the total issued and outstanding ordinary shares, such person referred to hereinafter as a 9.9% Shareholder.  The Board shall reduce the voting power of any holder that is a 9.9% Shareholder to the extent necessary such that the holder ceases to be a 9.9% Shareholder.  In connection with this reduction, the voting power of the other shareholders of the Company may be adjusted pursuant to the terms of the Articles. Accordingly, certain holders of Class A ordinary shares may be entitled to more than one vote per share subject to the 9.9% restriction in the event that our Board is required to make an adjustment on the voting power of any 9.9% Shareholder or the voting power of a holder of Class B ordinary shares as described below.

Class B Ordinary Shares

Each Class B ordinary share is entitled to ten votes per share.  However, the total voting power of all Class B ordinary shares, as a class, shall not exceed 9.5% of the total voting power of the total issued and outstanding ordinary shares.  The voting power of any Class A ordinary shares held by any holder of Class B ordinary shares (whether directly, or indirectly or constructively under applicable United States tax attribution and constructive ownership rules) shall be included for purposes of measuring the total voting power of the Class B ordinary shares.  The Board shall reduce the voting power of any holder of

Class B ordinary shares if the Class B ordinary shares, as a class, own more than 9.5% of the total voting power of the total issued and outstanding ordinary shares to the extent necessary such that the Class B ordinary shares, as a class, cease to own more than 9.5% of the total voting power of the outstanding ordinary shares.  In connection with this reduction, the voting power of the other holders of ordinary shares of the Company shall be adjusted pursuant to the terms of the Articles.

Voting Reduction

The applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons. Accordingly, we request that any holder of ordinary shares with reason to believe that it is a 9.9% Shareholder, contact us promptly so that we may determine whether the voting power of such holder’s ordinary shares should be reduced.  By submitting a proxy, a holder of ordinary shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.9% Shareholder.  The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of ordinary shares, the names of persons having beneficial ownership of the shareholder’s ordinary shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of ordinary shares attributable to any person.  The directors may disregard the votes attached to ordinary shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information.  The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the ordinary shares of any shareholder to ensure that no person shall be a 9.9% Shareholder at any time.

Quorum; Vote Required

The attendance of two or more persons representing, in person or by proxy, more than 50% of the issued and outstanding ordinary shares as of the Record Date, is necessary to constitute a quorum at the Meeting.  Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the ordinary shares voted will be required to elect each of the director nominees named in Proposals 1, 2 and 3 and to approve Proposals 4, 5, 6, and 7, each set forth in the Notice of Annual General Meeting of Shareholders.  Although the advisory votes in Proposal 7 are non-binding as provided by law, our Board of Directors will review the results of the votes and take them into account in making future determinations concerning executive compensation. Proposals 2, 3, 5 and 6, which seek the approval of certain matters relating to Greenlight Re and GRIL, must be submitted for approval by our shareholders pursuant to our Articles. Our Board of Directors will vote the shares in these subsidiaries at their respective annual general meetings in the same proportion as the votes received at the Meeting from our shareholders on these matters.

With regard to any proposal or director nominee, votes may be cast in favor of or against such proposal or director nominee or a shareholder may abstain from voting on such proposal or director nominee.  Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.  Generally, broker non-votes occur when ordinary shares held by a broker for a beneficial owner are not voted on a particular proposal because the broker has not received voting instructions from the beneficial owner, and the broker does not have discretionary authority to vote on a particular proposal.

Recommendation

Our Board recommends that the shareholders take the following actions at the Meeting:

1.           Proposal One: to vote FOR the election of each of the nine director nominees to serve on the Company’s Board of Directors until the Annual General Meeting of Shareholders of the Company in 2019, or the 2019 Meeting;

2.           Proposal Two: to vote FOR the election of each of the nine director nominees to serve on the Board of Directors of Greenlight Reinsurance, Ltd. until the 2019 Meeting;

3.           Proposal Three: to vote FOR the election of each of the five director nominees to serve on the Board of Directors of Greenlight Reinsurance Ireland, Designated Activity Company, until the 2019 Meeting;

4.           Proposal Four: to vote FOR the ratification of the appointment of BDO USA, LLP, an independent registered public accounting firm, as the Company’s independent auditors for the fiscal year ending December 31, 2018;

5.           Proposal Five: to vote FOR the ratification of the appointment of BDO Cayman Ltd., an independent registered public accounting firm, as Greenlight Reinsurance, Ltd.’s independent auditors for the fiscal year ending December 31, 2018;

6.           Proposal Six: to vote FOR the ratification of the appointment of BDO, Registered Auditors in Ireland, an independent registered public accounting firm, as Greenlight Reinsurance Ireland, Designated Activity Company’s independent auditors for the fiscal year ending December 31, 2018; and

7.           Proposal Seven: to vote FOR the resolution approving the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

A representative of BDO USA, LLP will attend the Meeting telephonically and will be available to respond to questions and may make a statement if he or she so desires.

SOLICITATION AND REVOCATION

Proxies must be received by us by 11:59 p.m. (local time) on April 24, 2018, the day prior to the Meeting day.  A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting.

To do this, you must:

•	enter a new vote by telephone, over the Internet or by signing and returning another proxy card at a later date;

•	file a written revocation with the Secretary of the Company at our address set forth above;

•	file a duly executed proxy bearing a later date; or

•	appear in person at the Meeting and vote in person.

The individuals designated as proxies in the proxy card are officers of the Company.

All ordinary shares represented by properly executed proxies that are returned, and not revoked, will be voted in accordance with the instructions, if any, given thereon.  If no instructions are provided in an executed proxy, it will be voted FOR the election of each director nominee named in Proposals 1, 2 and 3 and FOR each of Proposals 4, 5, 6 and 7, each proposal as described herein as set forth on the accompanying form of proxy, and in accordance with the proxy holder’s best judgment as to any other business as may properly come before the Meeting.  If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxy holder in accordance with the directions of the shareholder appointing him or her.

PROPOSAL ONE
ELECTION OF DIRECTORS OF THE COMPANY

Our Articles provide that our Board shall be appointed annually for a term of appointment that shall end at the conclusion of the Annual General Meeting of Shareholders of the Company following the one at which they were appointed.  Currently, we have nine directors serving on our Board.  Our Board has nominated Alan Brooks, Simon Burton, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy, Joseph Platt and Hope Taitz to serve as the directors of the Company, to be voted on by all holders of record of ordinary shares as of the Record Date.  Our Board has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected.  In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as our Board may propose.  Our Board unanimously recommends that you vote FOR the election of each of the nominees.

Director Nominees

Each of the director nominees is currently serving as a director of the Company and is standing for re-election.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of each of the following director nominees.

Name	Age	Position	Director Since
Alan Brooks(1)(3)	71	Director	2004
Simon Burton(3)	47	Director, Chief Executive Officer	2017
David Einhorn(3)	49	Chairman	2004
Leonard Goldberg(3)	55	Director	2005
Ian Isaacs(2)(4)	62	Director	2008
Frank Lackner(1)(3)(4)	49	Director	2004
Bryan Murphy(1)(2)(3)	72	Director	2008
Joseph Platt(2)(4)(5)	70	Director	2004
Hope Taitz(4)	53	Director	2017
__________
(1)           Member of Audit Committee
(2)           Member of Compensation Committee
(3)           Member of Underwriting Committee
(4)           Member of Nominating and Corporate Governance Committee
(5)           Lead Director

There is no family relationship among any of the nominees, directors and/or any of the executive officers of the Company.

The nominees have consented to serve as directors of the Company if elected.

Set forth below is biographical information concerning each nominee for election as a director of the Company, including a discussion of such nominee’s particular experience, qualifications, attributes or skills that lead our Nominating and Corporate Governance Committee and our Board of Directors to conclude that the nominee should serve as a director of our Company.

Alan Brooks has been a director of our Board since July 2004.  Mr. Brooks also has served as a director of Greenlight Re since 2004.  From February 2001 until his retirement in July 2003, Mr. Brooks was engaged as a consultant by KPMG in the Cayman Islands.  Prior to that, from 1984 to 1999, Mr. Brooks served as the non-life insurance practice partner at KPMG in the Cayman Islands.  During those years, Mr. Brooks specialized in providing audit and liquidation services to the offshore insurance industry.  Mr. Brooks was engaged as the audit partner for over 150 licensed insurance companies in the Cayman Islands, ranging from companies writing property and casualty, life and credit insurance as well as special purpose vehicles formed to insure catastrophe risks.  Mr. Brooks has significant experience in the preparation of financial statements in accordance with United States and International generally accepted accounting principles.  From 2009 to May 2017, Mr. Brooks served as a director of Investors Trust Assurance SPC, a Cayman based insurance company.  Mr. Brooks has been a Fellow of the Institute of Chartered Accountants of England & Wales since 1979.  Prior to qualifying as a Chartered Accountant, Mr. Brooks received a Diploma of Education from the North Buckinghamshire College of Education in 1968.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Brooks should serve as a director given his Cayman Islands residency and extensive audit, accounting and financial experience and expertise.

Simon Burton has served as Chief Executive Officer and a director of our Board since July 2017. Mr. Burton also has served as a director of Greenlight Re since July 2017. From June 2014 until his appointment as our Chief Executive Officer, Mr. Burton participated in a variety of entrepreneurial efforts in the reinsurance and insurance industry. From July 2012 to June 2014, Mr. Burton served as Chief Executive Officer and director of S.A.C. Re, Ltd. (“SAC Re”), from its inception until its sale to Hamilton Insurance Group, Ltd., where he was responsible, among other things, for building the company’s global reinsurance portfolio. From June 2010 to July 2012, Mr. Burton was involved in the strategic planning, capital raising and formation of SAC Re. Prior to SAC Re, from January 2007 to June 2010, Mr. Burton served in a variety of roles at Lancashire Group, including Deputy Chief Executive Officer and Chief Executive Officer of the company’s Bermuda subsidiary. Mr. Burton also spent 10 years at Financial Solutions International, an underwriting division of ACE Limited, where he eventually rose to the role of President. Mr. Burton received his Bachelor of Science degree in Mathematics from Imperial College, London University. Our Nominating and Corporate Governance Committee and our Board believe that Mr. Burton’s role as Chief Executive Officer, together with his extensive senior management experience in international insurance and reinsurance companies and prior service on other boards of directors, make him well suited to serve as a member of our Board.

David Einhorn has been a director of our Board since July 2004 and Chairman of our Board since August 6, 2004.  Mr. Einhorn also has served as a director of Greenlight Re since 2004. Mr. Einhorn co-founded, and has served as the President of, Greenlight Capital, Inc., since January 1996.  Mr. Einhorn serves as President of DME Advisors, LP, or DME Advisors, our investment advisor.  Greenlight Capital, Inc. and DME Advisors are affiliates of the Company.  Since April 2006, Mr. Einhorn has served as a director of Green Brick Partners, Inc. (Nasdaq: GRBK), formerly named BioFuel Energy Corp.  Mr. Einhorn graduated summa cum laude with distinction from Cornell University in 1991 where he earned a B.A. from the College of Arts and Sciences.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Einhorn should serve as a director given his investment expertise and business experience and his significant share ownership in the Company.

Leonard Goldberg has been a director of our Board since August 2005.  Mr. Goldberg also has served as a director of Greenlight Re since 2005. Mr. Goldberg served as our interim Chief Executive Officer from March 31, 2017 through June 30, 2017, while the Company searched for a new chief executive officer following the resignation of Mr. Barton Hedges. Mr. Goldberg previously served as a director of GRIL from 2010 to 2014 and as Chief Executive Officer of our Company from August 2005 through August 2011.  Mr. Goldberg has more than 30 years of insurance and reinsurance experience.  He worked with the Alea Group, a reinsurance company, from August 2000 to August 2004, including serving as chief executive officer of Alea North America Insurance Company and Alea North America Specialty Insurance Company from March 2002 to August 2004, where he was responsible for the insurance and reinsurance strategy for the North America region.  Prior to working with the Alea Group, Mr. Goldberg served as Chief Actuary and Senior Vice President – Financial Products of Custom Risk Solutions, a managing general agency company, from April 1999 to August 2000.  From May 1995 to December 1998, Mr. Goldberg provided various actuarial services to Zurich Group, a reinsurance company, including acting as chief actuary of Zurich Re London.  Mr. Goldberg received his B.A. in Mathematics from Rutgers University in 1984 and Masters in Business Administration, Finance Concentration, from Rutgers Executive MBA program in 1993 and is a Fellow of the Casualty Actuarial Society and a member of the American Academy of Actuaries.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Goldberg should serve as a director given his prior experience as Chief Executive Officer of the Company and his significant insurance and reinsurance experience and expertise.

Ian Isaacs has been a director of our Board since May 2008.  Mr. Isaacs also has served as a director of Greenlight Re since 2008. Since August 2015, Mr. Isaacs has served as Managing Member of Katonah Research LLC, a firm which provides market intelligence to professional investors. From September 2012 to April 2015, Mr. Isaacs served as a senior partner at Gagnon Securities, a New York-based broker dealer where his duties included providing portfolio analytics and market intelligence to institutional investors.  Previously, from April 2008 to July 2012, Mr. Isaacs served as a senior partner at Merlin Securities, a San Francisco-based broker dealer. Mr. Isaacs previously served as a director of our Board from its founding in July 2004 until February 2007.  Mr. Isaacs stepped down from the Board in February of 2007, due to his then-current employer’s policy prohibiting its employees from serving on boards of publicly-traded companies.  Mr. Isaacs rejoined the Board in May 2008, shortly after joining Merlin Securities.  Previously, from July 2000 to March 2008, Mr. Isaacs served as a Senior Vice President, Investments, with UBS Financial Services, a subsidiary of UBS AG, a Zurich-based investment bank.  At UBS Financial Services and Merlin Securities, Mr. Isaacs conducted market research for institutional investors, including Greenlight Capital, Inc.   Our Nominating and Corporate Governance Committee and our Board believe that Mr. Isaacs should serve as a director given his significant experience in the securities business, evaluating business models and executive strategy, as well as his financial investment experience and expertise.

Frank Lackner has been a director of our Board since July 2004.  Mr. Lackner also has served as a director of each of Greenlight Re since 2004 and GRIL since 2010.  Mr. Lackner has served as Corporate Advisor to Lackner Capital Advisors LLC, an advisory firm, since 2007.  Mr. Lackner previously served as Managing Director at Freeman & Co. LLC, a boutique M&A advisory and strategic management consulting firm, from 2010 to 2011.  He served as Managing Director of Fox-Pitt Kelton Cochran Caronia Waller, a global specialist investment bank, from May 2007 to September 2007.  Prior to this, Mr. Lackner served as a managing director of Torsiello Securities Inc., an investment banking and financial advisory services company to the global insurance and financial services industry, and its predecessor firm from October 2001 until October 2006.  From January 1998 to October 2001, Mr. Lackner was a founder and chief executive officer of RiskContinuum, Inc., an online reinsurance trading exchange.  During such time, Mr. Lackner also provided consulting services to First International Capital LLC and to other clients in the insurance industry. Mr. Lackner received his Bachelors of Business Administration in Banking and Finance from Hofstra University in 1989.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Lackner should serve as a director given his insurance and reinsurance, global investments and financial advisory experience and expertise.

Bryan Murphy has been a director of our Board since May 2008.  Mr. Murphy also has served as a director of Greenlight Re since 2008. From 1996 until his retirement in December 2007, Mr. Murphy served as a founding director and chief executive officer of Island Heritage Holdings Ltd., a Cayman Islands based property, liability and automobile insurer.  Prior to Island Heritage, Mr. Murphy acted as a consultant to Trident Partnership from 1994 to 1996 and was employed by International Risk Management Group from 1978 to 1994.  Mr. Murphy has over 40 years’ experience in the insurance business and has held senior positions in several countries, including the Cayman Islands, Ireland, Ethiopia and Saudi Arabia.  From 2014 to 2016, Mr. Murphy served on the board of directors of Bahamas First General Insurance Co., a company that provides general insurance coverage in the Bahamas. Mr. Murphy currently serves on the board of directors of Colliers Bay Insurance Limited, Montgomery Insurance Company and Cayman First Insurance Company Ltd., among others. Mr. Murphy holds a degree in Economics and Mathematics from University College, Dublin, Ireland.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Murphy should serve as a director given his Cayman Islands residency and extensive senior management experience in international insurance and reinsurance companies.

Joseph Platt has been a director of our Board since July 2004.  Mr. Platt also has served as a director of Greenlight Re since 2004. Mr. Platt is an active investor as the general partner at Thorn Partners, LP, a family limited partnership since 1997.  Mr. Platt’s career at Johnson and Higgins, or J&H, a global insurance broker and employee benefits consultant, spanned 27 years until the sale of J&H to Marsh & McLennan Companies in March 1997.  At the time of the sale of J&H, Mr. Platt was an owner, director and executive vice president responsible for North America and marketing and sales worldwide.  Mr. Platt was head of the operating committee and a member of the executive committee at J&H.  He serves as an independent director of the BlackRock Open End & Liquidity Funds.  Mr. Platt also serves as a director of Consol Energy Inc. (NYSE: CEIX), one of the largest independent natural gas exploration, development and production companies. Mr. Platt serves as Chairman of the Board of Basic Health International, a not for profit organization whose mission is to eradicate cervical cancer globally. Mr. Platt is a member of the New York State Bar Association.  Mr. Platt received his B.A. from Manhattan College in 1968 and his J.D. from Fordham University Law School in 1971.  Mr. Platt also attended Harvard Business School’s Advanced Management Program in 1983.  Our Nominating and Corporate Governance Committee and our Board believe that Mr. Platt should serve as a director given his insurance and compensation and benefits experience and expertise.

Hope Taitz has been a director of our Board since July 2017. Ms. Taitz also has served as a director of Greenlight Re since July 2017. Ms. Taitz is a senior finance executive with an extensive financial background leading teams and making investments in a wide range of industries. Since 2004, Ms. Taitz has served as the Chief Executive Officer of ELY Capital. Previously, she served as Managing Partner of Catalyst Partners, a long-short hedge fund. Prior to Catalyst Partners, Ms. Taitz was portfolio manager at Crystal Asset Management, where she managed a $1 billion high-yield portfolio. Ms. Taitz has also previously held positions at The Argosy Group (now part of CIBC) and Drexel Burnham Lambert. She currently sits on the board of directors of Athene Holding Ltd., MidCap FinCo and Summit Hotel Properties, Inc. She received her B.A. in economics with honors and a concentration in marketing from the University of Pennsylvania. Our Nominating and Corporate Governance Committee and our Board believe that Ms. Taitz should serve as a director given her broad experience in both public and private companies, along with in-depth experience in finance, technology, digital and social media.

Alternate Director

Daniel Roitman.  Section 14 of the Articles provides that any director (other than an alternate director) may, by writing, appoint any other director, or any other person willing to act, to be an alternate director for such director and, by writing, may remove from office an alternate director so appointed by him.  We anticipate that, if re-elected, Mr. Einhorn will continue to appoint Daniel Roitman as his alternate director.  Mr. Roitman is not a director nominee.  Mr. Roitman has served as Chief Operating Officer and partner of Greenlight Capital, Inc. since January 2003.  From 1996 through 2002, Mr. Roitman served as a vice president at Goldman Sachs.  Before joining Goldman Sachs, Mr. Roitman was employed as a member of the New York technology practice at Andersen Consulting, now Accenture.  Mr. Roitman earned a B.S. with distinction in electrical engineering from Cornell University in 1991 and a Master of Engineering in 1992.  Mr. Roitman graduated with distinction from the New York University Stern School of Business in 2002, earning an MBA in Finance.  Mr. Einhorn has appointed Mr. Roitman as his alternate given Mr. Roitman’s financial investment and business experience and expertise.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

Action on Certain Matters of Greenlight Re and GRIL

Under the Articles, if we are required to vote at a shareholder’s meeting of certain of our subsidiaries, our Board must refer the subject matter of such vote to our shareholders and seek authority from our shareholders to vote in favor of the resolutions proposed by these subsidiaries.  We are submitting Proposals 2, 3, 5 and 6 set forth below for a vote to our shareholders at the Meeting.  Our Board of Directors will vote the shares in these subsidiaries in the same proportion as the votes received at the Meeting from our shareholders on these matters.

We are the sole shareholder of Greenlight Re and GRIL. It is proposed that we be authorized to vote in favor of Proposals 2, 3, 5 and 6 at the annual general meeting of each of Greenlight Re and GRIL or any adjournments or postponements thereof.

PROPOSAL TWO
ELECTION OF DIRECTORS OF GREENLIGHT RE

We are submitting the proposal to vote for the election of the director nominees identified below for Greenlight Re to our shareholders at the Meeting.

Greenlight Re’s board of directors has nominated Alan Brooks, Simon Burton, David Einhorn, Leonard Goldberg, Ian Isaacs, Frank Lackner, Bryan Murphy, Joseph Platt and Hope Taitz to serve as the directors of Greenlight Re, to be voted on by all holders of record of ordinary shares as of the Record Date. Each of the director nominees is currently serving as a director of Greenlight Re.  The nominees have consented to serve as directors of Greenlight Re if elected.  The biographical information for the director nominees of Greenlight Re is included under Proposal One Election of Directors of the Company.

The board of directors of Greenlight Re has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of Greenlight Re if elected.  In the event that any nominee is unable to serve as a director of Greenlight Re, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as Greenlight Re’s board of directors may propose.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL THREE
ELECTION OF DIRECTORS OF GRIL

We are submitting the proposal to vote for the election of the director nominees identified below for GRIL to our shareholders at the Meeting.

GRIL’s board of directors, or the GRIL Board, has nominated Tim Courtis, Philip Harkin, Frank Lackner, Patrick O’Brien and Brendan Tuohy to serve as the directors of GRIL, to be voted on by all holders of record of ordinary shares as of the Record Date.  Each of the director nominees is currently serving as a director of GRIL.  The nominees have consented to serve as directors of GRIL if elected.

Set forth below is biographical information for Messrs. Harkin and Tuohy.  The biographical information for each of Messrs. Courtis and O’Brien is included under Executive Officers. The biographical information for Mr. Lackner is included under Proposal One Election of Directors of the Company.

Philip Harkin has been a director of the GRIL Board since June 2010.  Mr. Harkin also serves as chairman and director of Kinnerton Mortgage Funds PLC (formerly known as ARP Halkin Mortgage Funds PLC) since September 2011.  Mr. Harkin has over 30 years of experience in the reinsurance industry.  From 2004 to 2011, Mr. Harkin was General Manager of IDB Reinsurance Limited.  In 2004, he acted as a consultant on Irish mortgage indemnity insurance for Guy Carpenter.  From 1992 through 2004, Mr. Harkin worked for Centre Reinsurance International Company, or CRIC.  While at CRIC, Mr. Harkin held the positions of Vice President of Underwriting, Senior Vice President of Underwriting, Director, and President from October 2000 through January 2004.  Mr. Harkin was also General Manager of Centre International Insurance Company during the period October 2000 through January 2004.  From 1979 through October 1992, Mr. Harkin worked as a risk engineer and reinsurance underwriter for QBE Europe.  Mr. Harkin earned both a degree in Engineering and an MBA from National University of Ireland, Galway.  Mr. Harkin is an Associate of the Chartered Insurance Institute of Ireland since 1985.

Brendan Tuohy has been a director of the GRIL Board since April 2010.  Mr. Tuohy currently serves as Chairman of the United Nations body, the Global eSchools and Communities Initiative, Chairman of the Irish Research Centre for Marine and Renewable Energy, Chairman of the National Maritime College of Ireland Advisory Board and Chairman of the Irish Longitudinal Study of Ageing.  Mr. Tuohy completed his term as Secretary General of the Irish Department of Communications, Energy and Natural Resources, or the Department, in September 2007 having been Secretary General since 2000.  The Department (and its predecessor) was responsible for a number of sectors of the Irish economy including, among others, telecommunications, broadcasting and e-commerce.  Mr. Tuohy also held other positions with various Government Departments and has also served as a member of the National Economic and Social Council and as Vice-Chairman of the

United Nations Task Force on Information and Communications Technology for Development.  He holds a degree in civil engineering from University College Cork and post-graduate qualifications in environmental engineering and management from Dublin University, Trinity College, in addition to a Masters in Strategic Management from Dublin University.  He is a Chartered Engineer, Fellow of the Institution of Engineers of Ireland, Fellow of the Irish Academy of Engineering and Adjunct Professor in the Department of Business Information Systems, University College Cork.

The GRIL Board has no reason to believe that any nominee will not continue to be a candidate or will not be able to serve as a director of GRIL if elected.  In the event that any nominee is unable to serve as a director of GRIL, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the GRIL Board may propose.  Unless otherwise directed, the persons named in the proxy intend to vote all proxies FOR the election of the director nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES ABOVE.

PROPOSAL FOUR
APPOINTMENT OF THE COMPANY’S AUDITORS

Upon recommendation of the Audit Committee of the Company, our Board proposes that the shareholders ratify the appointment of BDO USA, LLP to serve as the independent auditors of the Company for the 2018 fiscal year until the Company’s Annual General Meeting of Shareholders in 2019.  BDO USA, LLP served as the independent auditors of the Company for the 2017 fiscal year.  In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if this appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders. A representative of BDO USA, LLP will attend the Meeting telephonically and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPANY’S AUDITOR PROPOSAL.

PROPOSAL FIVE
APPOINTMENT OF GREENLIGHT RE’S AUDITORS

We are submitting the proposal to ratify the appointment of the auditors of Greenlight Re for the 2018 fiscal year to our shareholders at the Meeting.

Upon recommendation of the Audit Committee of Greenlight Re, our Board proposes that the shareholders ratify the appointment of BDO Cayman Ltd. to serve as the independent auditors of Greenlight Re for the 2018 fiscal year until the Company’s Annual General Meeting of Shareholders in 2019.  BDO Cayman Ltd. served as the independent auditors of Greenlight Re for the 2017 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GREENLIGHT RE’S AUDITOR PROPOSAL.

PROPOSAL SIX
APPOINTMENT OF GRIL’S AUDITORS

We are submitting the proposal to ratify the appointment of the auditors of GRIL for the 2018 fiscal year to our shareholders at the Meeting.

Upon recommendation of the Audit Committee of GRIL, our Board proposes that the shareholders ratify the appointment of BDO, Registered Auditors in Ireland, to serve as the independent auditors of GRIL for the 2018 fiscal year until the Company’s Annual General Meeting of Shareholders in 2019.  BDO, Registered Auditors in Ireland, served as the independent auditors of GRIL for the 2017 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF GRIL’S AUDITOR PROPOSAL.

PROPOSAL SEVEN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis of this proxy statement describes the Company’s executive compensation program and the compensation decisions made by our Compensation Committee and our Board in 2017 with respect to persons serving as our Chief Executive Officer and certain other executive officers (whom we refer to as the “named executive officers”).  In accordance with Section 14A of the Exchange Act, our Board is asking shareholders to cast a non-binding advisory vote on the following resolution:

“RESOLVED, that the shareholders of Greenlight Capital Re, Ltd. (“GLRE”) approve the compensation of the GLRE executive officers named in the Summary Compensation Table, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables).”

As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a performance-driven philosophy that supports GLRE’s business strategy and aligns the interests of our executives with our shareholders.  Our Board believes this link between compensation and the achievement of our long-term business goals has helped drive GLRE’s performance over time.  At the same time, we believe our program does not encourage excessive risk-taking by management.

For these reasons, our Board asks shareholders to support this proposal.  While the advisory vote we are asking you to cast is non-binding, our Compensation Committee and our Board value the views of our shareholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. We currently plan to hold an annual advisory vote on compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS STRUCTURE, MEETINGS AND COMMITTEES

Board Leadership Structure and Risk Oversight

Since the Company’s formation in 2004, the Company has bifurcated the positions of Chairman of the Board and Chief Executive Officer.  David Einhorn, who, through an affiliate, sponsored the Company and is the President of DME Advisors, our investment advisor, has served as Chairman of the Board since August 2004.  Since July 1, 2017, Mr. Simon Burton has served as Chief Executive Officer of the Company, replacing Mr. Leonard Goldberg who previously served as interim Chief Executive Officer of the Company from March 31, 2017 through June 30, 2017. Mr. Goldberg replaced Mr. Barton Hedges who previously served as the Company’s Chief Executive Officer. In addition, since April 2011, Joseph Platt has served as lead director of our Board.

We believe it is the Chairman of the Board’s responsibility to run the Board, the lead director’s responsibility to provide independent oversight and chair executive sessions of the Board and the Chief Executive Officer’s responsibility to run the Company.  As directors continue to have more oversight responsibilities than ever before, we believe it is beneficial to have a Chairman of the Board who can concentrate on leading the Board and not have to be involved in the day-to-day operations of the Company and a lead director who can focus on chairing executive sessions and ensure that the concerns of the independent directors are heard.  Likewise, by having three different individuals serve as Chairman of the Board, lead director and Chief Executive Officer, our Chief Executive Officer is able to focus the vast amount of his time and energy in running the Company and furthering its operational business strategy.  Additionally, we believe our leadership structure with a Chairman of the Board with significant investment experience and expertise, an independent lead director with significant board experience and a Chief Executive Officer, with significant reinsurance experience and expertise, complements our underwriting and investment strategies and helps us to further our business objectives.  As lead director, Mr. Platt’s duties include chairing all meetings of the independent directors, including executive sessions, serving as a liaison between the Chairman of the Board and the independent directors, consulting with the Chairman of the Board on, and approving, agendas and schedules for Board meetings and calling meetings of independent directors. As lead director, Mr. Platt also facilitates the Chief Executive Officer evaluation process, leads the annual Board self-assessment and conducts interviews to confirm the continued qualification and willingness to serve of each director prior to the time at which directors are nominated for election at each Annual General Meeting of Shareholders, and is available for consultation and direct communication if requested by major shareholders.

We have seven independent directors and two non-independent directors.  The non-independent directors are the Chairman of the Board and our Chief Executive Officer.  Mr. Goldberg, who previously served as Interim Chief Executive Officer, has been deemed to be independent following the completion of such interim service. We currently have an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee.  Our Audit, Compensation and Nominating and Corporate Governance Committees are comprised solely of independent directors and are each served by a different chairperson.  We believe that the number of independent, experienced directors on our Board provides the necessary and appropriate oversight for our Company.

Management is primarily responsible for assessing and managing the Company’s exposure to risk.  While risk assessment is management’s duty, each of the Audit Committee and the Underwriting Committee is responsible for discussing certain guidelines and policies with management that govern the process by which risk assessment and control is handled.  The Audit Committee also reviews steps that management has taken to monitor the Company’s risk exposure.  The Audit Committee receives reports from management on a regular basis regarding the Company’s assessment and management of risks.  In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile.  The Underwriting Committee establishes and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure.  Management focuses on the risks facing the Company while the Audit Committee and the Underwriting Committee focus on the Company’s general risk management strategies and oversee risks undertaken by the Company.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board leadership structure supports this approach.

Pursuant to our corporate governance guidelines, the Board and its committees, on an annual basis, perform a self-evaluation and peer review.  The Nominating and Corporate Governance Committee monitors this process.  As part of its self-evaluation and peer review, the Board evaluates the overall composition of the Board, in order to, among other things, ensure that the Board and its committees are providing the Company with the best leadership structure given the Company’s needs. As part of the evaluation process, each director completes a written peer evaluation.  The results of the written evaluations are then compiled into a summary which is reviewed by the lead director. The lead director then conducts phone interviews with each of the directors to discuss the results of the evaluation and any issues that may have arisen as a result thereof.

Board Committees and Meetings

Our Board has four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and an Underwriting Committee.  Each committee has a written charter.  The table below provides current membership and fiscal year 2017 meeting information for each of the Board committees.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Underwriting Committee
Alan Brooks	X*			X
Simon Burton				X
David Einhorn				X
Leonard Goldberg				X
Ian Isaacs		X*	X
Frank Lackner	X		X	X*
Bryan Murphy	X	X		X
Joseph Platt		X	X*
Hope Taitz			X
Total Meetings in 2017	4	4	4	5
__________
* Committee Chairperson

We had five meetings of the Board of Directors in 2017. Each of our directors attended in person at least 80% of the aggregate of the total meetings of the Board of Directors and any committee on which he or she served in 2017.  It is our policy that directors are expected to attend the annual general meeting of shareholders in the absence of a scheduling conflict or other valid reason. With the exception of Ms. Taitz and Mr. Burton, both of whom joined the Board of Directors in July 2017, all of our directors attended our 2017 annual general meeting of shareholders which was held on April 26, 2017.

Members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee must meet all applicable independence tests of the Nasdaq stock market rules and the applicable rules and regulations promulgated by the SEC. Each member of the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Underwriting Committee is appointed by our Board and recommended for such nominations by our Nominating and Corporate Governance Committee.

The Company’s Nominating and Corporate Governance Committee and the Board of Directors have reviewed the responses of director nominees to a questionnaire asking about their relationships (and those of immediate family members) with the Company and other potential conflicts of interest, and have considered the relationships listed below regarding Messrs. Lackner, Platt and Isaacs in determining their respective independence.  Except as noted, the Board of Directors concluded that all of the director nominees listed below are independent in accordance with the director independence standards of the Nasdaq stock market rules and the SEC and that none has a material relationship with the Company that would impair his or her independence from management or otherwise compromise his or her ability to act as an independent director.  Accordingly, the majority of our Board is currently and, if all the director nominees are elected, will be comprised of independent directors.

Certain of our directors invest in funds managed by Greenlight Capital, Inc. or its affiliates.  We refer to these funds as the Greenlight Funds.  Each of the Greenlight Funds is an affiliate of DME Advisors, which acts as our investment advisor and receives significant fees from us.  Joseph Platt, Frank Lackner and Ian Isaacs are all limited partners in the Greenlight Funds.  DME Advisors is an affiliate of David Einhorn, the Chairman of the Board, and Mr. Einhorn has been deemed to not be independent due to his relationship with DME Advisors.  In determining whether each of Messrs. Platt, Lackner and Isaacs is independent, our Board considered his respective limited partner interest in the Greenlight Funds and the fact that in fiscal years 2017, 2016 and 2015, no director received any compensation from the Greenlight Funds or DME Advisors. Under the Nasdaq rules, our Board considered the investments of Messrs. Platt, Lackner and Isaacs in the Greenlight Funds, but ultimately determined that such investments would not interfere with their respective ability to exercise independent judgment in carrying out the responsibilities as a director of the Company.

Director	Independent	Material Transactions and Relationships
Alan Brooks	Yes	None
Simon Burton	No	Chief Executive Officer of the Company
David Einhorn	No	President of Greenlight Capital, Inc. and DME Advisors
Leonard Goldberg	Yes	Former Interim Chief Executive Officer of the Company
Ian Isaacs	Yes	None
Frank Lackner	Yes	None
Bryan Murphy	Yes	None
Joseph Platt	Yes	None
Hope Taitz	Yes	None

Below is a description of each committee of our Board of Directors.

Audit Committee

The Audit Committee is currently composed entirely of non-management directors, each of whom the Board of Directors has determined is independent in accordance with the Nasdaq stock market rules and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act.  The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices.  The Audit Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.  Mr. Brooks has been designated as an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee

All of the members of our Compensation Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations.  The purpose of our Compensation Committee is to discharge the responsibilities of our Board relating to compensation of our executive officers.  Our Compensation Committee, among other things, assists our Board in ensuring that a proper system of compensation is in place to provide performance-oriented incentives to management and makes recommendations to our Board with respect to incentive-compensation plans and equity-based plans. Our Compensation Committee has the authority to delegate its responsibilities to a subcommittee or to officers of the Company to the extent permitted by applicable law and the compensation plans of the Company if it determines that such delegation would be in the best interest of the Company. The Compensation Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.  See “Compensation Discussion and Analysis” for more information regarding the Compensation Committee’s work.

Nominating and Corporate Governance Committee

All of the members of our Nominating and Corporate Governance Committee are independent as defined under the Nasdaq stock market rules and applicable SEC rules and regulations. The Nominating and Corporate Governance Committee makes recommendations to our Board as to nominations and compensation for our Board and committee members, as well as structural, governance and procedural matters.  The Nominating and Corporate Governance Committee also reviews the performance of our Board and the Company’s succession planning.  The Nominating and Corporate Governance Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

The Nominating and Corporate Governance Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of new directors as well as the composition of our Board as a whole.  When our Board determines to seek a new member, whether to fill a vacancy or otherwise, the Nominating and Corporate Governance Committee generally does not use third-party search firms.  The Nominating and Corporate Governance Committee considers recommendations from other directors, management and others, including shareholders.  In general, the Nominating and Corporate Governance Committee looks for directors possessing superior business judgment and integrity who have distinguished themselves in their chosen fields of endeavor and who have knowledge or experience in the areas of insurance, reinsurance, financial services or other aspects of the Company’s business, operations or activities.  In selecting director candidates, the Nominating and Corporate Governance Committee also considers diversity, including skills, geography and the interplay of the candidate’s experience with the experience of the other board members.

The Nominating and Corporate Governance Committee will consider, for director nominees, persons recommended by shareholders, who may submit recommendations to the Nominating and Corporate Governance Committee in care of the Company’s Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.  To be considered by the Nominating and Corporate Governance Committee, such recommendations must be accompanied by a description of the qualifications of the proposed candidate and a written statement from the proposed candidate that he or she is willing to be nominated and desires to serve if elected.  Nominees for director who are recommended by shareholders to the Nominating and Corporate Governance Committee will be evaluated in the same manner as any other nominee for director.  Nominations by shareholders may also be made at an Annual General Meeting of Shareholders in the manner set forth under “Additional Information—Shareholder Proposals for the Annual General Meeting of Shareholders in 2019.”

Underwriting Committee

The Underwriting Committee, among other things, establishes and reviews our underwriting policies and guidelines, oversees our underwriting process and procedures, monitors our underwriting performance and oversees our underwriting risk management exposure.  The Underwriting Committee is governed by a written charter approved by our Board, which outlines its primary duties and responsibilities and which can be found on our website at www.greenlightre.ky.

Shareholder Communication

The Nominating and Corporate Governance Committee has adopted a policy for handling shareholder communications to directors.  The policy and contact information can be found on our website at www.greenlightre.ky.  Shareholders may send written communications to our Board or any one or more of the individual directors by mail, c/o Secretary, Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands; by fax at (345) 745-4576 or by email at greenlightre@greenlightre.ky.  There is no screening process, other than to confirm that the sender is a shareholder and to filter inappropriate materials and unsolicited materials of a marketing or publication nature.  All shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to such director or directors.

EXECUTIVE OFFICERS

Name	Age	Position	Position Since
Simon Burton*	47	Director, Chief Executive Officer	2017
Tim Courtis	56	Chief Financial Officer	2006
Brendan Barry	46	Chief Underwriting Officer	2011
Michael Belfatti	47	Chief Operating Officer	2017
Patrick O’Brien	48	Chief Executive Officer, GRIL	2017
Laura Accurso	42	General Counsel and Corporate Secretary	2016
___________
*See biography above under “Director Nominees.”

Tim Courtis has served as Chief Financial Officer of the Company since May 2006.  Mr. Courtis has over 20 years experience in the property and casualty reinsurance, captive and insurance industry.  Mr. Courtis was President and Chief Financial Officer of European International Reinsurance Company Ltd., a subsidiary of Swiss Re, from August 1994 until April 2006, where he was responsible for the management and financial analysis of Swiss Re’s Barbados-based entities.  Prior to joining Swiss Re in 1994, Mr. Courtis worked for Continental Insurance in Barbados and International Risk Management Company in Bermuda where he performed duties as senior account manager to various captive insurance companies.  Mr. Courtis is a Canadian Chartered Accountant and has an MBA from York University, Toronto, and a Bachelor of Business from Wilfrid Laurier University, Waterloo.

Brendan Barry has served as Chief Underwriting Officer of the Company since August 2011.  Prior to this, Mr. Barry was Senior Vice President of the Company since September 2006 when he joined Greenlight Re.  Mr. Barry has over 20 years experience in the property and casualty insurance and reinsurance industry.  Mr. Barry previously served as Vice President of Platinum Underwriters (Bermuda) Ltd. and Senior Underwriter for Hannover Reinsurance (Ireland) Ltd. where he managed a diversified portfolio of reinsurance transactions.  Mr. Barry holds a Bachelor of Arts from the National College of Ireland, a post graduate diploma in statistics from Dublin University (Trinity College) and an MBA from Smurfit School of Business (University College Dublin).ts degree in Mathematics and Political Science from Swarthmore College.

Michael Belfatti has served as Chief Operating Officer of the Company since August 2017. Prior to joining the Company, Mr. Belfatti founded and was Chief Executive Officer of M. J. Belfatti & Company, a consulting firm focused on insurance innovation, mergers and acquisitions, and other operational and analytical projects. Mr. Belfatti served as Chief Executive Officer of M.J. Belfatti & Company from January 2010 through July 2012, and then again from December 2013 through August 2017. From July 2012 through November 2013, Mr. Belfatti held the position of Executive Vice President and Chief Actuary at Endurance Holdings Ltd. From January 2008 through December 2009, Mr. Belfatti served as an Executive Vice President and Chief Actuary at Validus Holdings Ltd. Prior to that, Mr. Belfatti held senior roles at the Tillinghast Business of Towers Perrin and at ACE Financial Solutions. Mr. Belfatti is a Fellow in the Casualty Actuarial Society and a Member of the American Academy of Actuaries. He received his Master of Engineering degree in Financial Engineering from Princeton University and his Bachelor of Arts degree in Mathematics and Political Science from Swarthmore College.

Patrick O’Brien has served as the Chief Executive Officer of GRIL since March 2017 and a director of the GRIL Board since June 2016.   From February 2016 to June 2016, Mr. O’Brien served as the Chief Executive Officer of Motor Insurers’ Bureau of Ireland, a non-profit organization that compensates victims of road traffic accidents caused by uninsured and unidentified vehicles. Prior to this, from 2011 to 2015, Mr. O’Brien served as the Chief Executive Officer of Liberty Insurance, a significant domestic Irish market insurer, where he was responsible for establishing the insurer in Ireland, following an acquisition of a business under administration. From 2001 through 2011, Mr. O’Brien served as a director and Chief Operating Officer of Liberty Mutual Insurance Europe, Liberty Mutual’s commercial and specialty business in Europe.  Prior to this, he spent six years in Bermuda with Deloitte and The Hartford. He is a Fellow of the Institute of Chartered Accountants in Ireland. He holds a degree in Accounting and Finance from Dublin City University.

Laura Accurso has served as General Counsel and Corporate Secretary of the Company since February 2016.  Ms. Accurso previously served as the Company’s Counsel and Corporate Secretary from January 2011 to February 2016.  Prior to joining the Company, from April 2007 to August 2009, Ms. Accurso specialized in reinsurance law as an attorney in the Insurance and Financial Services group at Sidley Austin LLP, a leading international law firm.  Ms. Accurso is a member of the American Bar Association, the New York State Bar Association, the Law Society of England and Wales and is a qualified U.K. solicitor (not practicing) as well as an attorney admitted to practice in the Cayman Islands and a member of the Cayman Islands Law Society and Cayman Islands Bar Association. She is a graduate of McGill University and Syracuse University College of Law.

DIRECTOR COMPENSATION

All directors, other than Mr. Einhorn and anyone serving in the capacity of our Chief Executive Officer (other than Mr. Goldberg), receive compensation from us for their services as directors.  Under the Articles, our directors may receive compensation for their services as may be determined by our Board.  Our Compensation Committee determined that the annual retainer we pay to our directors, excluding Mr. Einhorn and anyone serving in the capacity as our Chief Executive Officer (other than Mr. Goldberg), is $70,000, payable at the election of the directors either quarterly in arrears, in cash, or at once in restricted shares, which restricted shares will vest at the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company.  Each director is also annually awarded restricted shares with a value of $105,000, which will vest at the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company.  Our Compensation Committee also determined that the Chairman of the Audit Committee (Mr. Brooks) receives an additional $20,000 in cash annually, payable quarterly in arrears.

During the term of his service as Interim Chief Executive Officer from March 31, 2017 through June 30, 2017, Mr. Goldberg continued to receive compensation in connection with his service as a director. The annual retainer paid and restricted shares awarded to Mr. Goldberg in his capacity as a director are reflected in the Summary Compensation Table.

Director Compensation Table

The following table summarizes the total compensation paid or awarded to our independent directors (other than Mr. Goldberg) in 2017.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Total ($)
Alan Brooks	90,000	105,000	195,000
Ian Isaacs	70,000	105,000	175,000
Frank Lackner (1)	104,107	105,000	209,107
Bryan Murphy	—	175,000	175,000
Joseph Platt	—	175,000	175,000
Hope Taitz	30,366	80,548	110,914
___________

(1)
The $104,107 includes €30,000 that Mr. Lackner earned as compensation for his services as a director for GRIL. Such amount reported is based on an average conversion rate for 2017, which was $1.1369 United States dollars for each Euro.

(2)
All stock awards were granted under our stock incentive plan.  The value reported above in the “Stock Awards” column is the aggregate grant date fair value of the awards granted in 2017, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017.  The number of restricted Class A ordinary shares issued as stock awards to each of

Messrs. Brooks, Isaacs, Lackner, Murphy, Platt and Ms. Taitz during 2017 was 5,160, 5,160, 5,160, 8,600, 8,600 and 3,556, respectively. These shares remain unvested as of December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

“Say on Pay” Vote

At our 2017 Annual General Meeting of Shareholders held on April 26, 2017, shareholders were asked to consider and vote on a resolution approving the compensation of our named executive officers, commonly referred to as “say on pay.”  A substantial majority of our stockholders approved the compensation of our named executive officers, with approximately 88.3% of the votes cast in favor of that say on pay resolution.  While we are pleased with our shareholder support, we will continue to actively evaluate our compensation program.

Named Executive Officers

For 2017, our named executive officers, or NEOs, and their respective titles as of December 31, 2017 were as follows:

•	Simon Burton, Chief Executive Officer;

•	Barton Hedges, Former Chief Executive Officer;

•	Leonard Goldberg, Former Interim Chief Executive Officer;

•	Tim Courtis, Chief Financial Officer;

•	Brendan Barry, Chief Underwriting Officer;

•	Michael Belfatti, Chief Operating Officer; and

•	Patrick O’Brien, Chief Executive Officer, GRIL.

Messrs. Burton, Hedges and Goldberg were named executive officers for 2017 based on their position with us as our Chief Executive Officer or Interim Chief Executive Officer, as applicable. Mr. Courtis was a named executive officer for 2017 based on his position as our Chief Financial Officer.  Messrs. Barry, Belfatti and O’Brien were named executive officers for 2017 by reason of being three of the Company’s most highly compensated executive officers other than persons serving as the Company’s Chief Executive Officer and Chief Financial Officer, who were serving as executive officers as of December 31, 2017.

As previously reported, on December 19, 2016, the Company announced the resignation of Mr. Hedges as its Chief Executive Officer and as a member of the Board, each effective as of March 31, 2017. Mr. Goldberg, a current member of the Board and a former Chief Executive Officer of the Company, was retained to serve as a consultant to the Company in order to ensure a smooth transition, to lead the search for a new Chief Executive Officer and to serve as Interim Chief Executive Officer of the Company, to the extent the position had not been filled prior to March 31, 2017. As the position of Chief Executive Officer had not been filled as of March 31, 2017, Mr. Goldberg assumed the position of Interim Chief Executive Officer effective as of March 31, 2017.

On June 2, 2017, the Company announced the appointment of Simon Burton as its new Chief Executive Officer, and as a member of the Board, each effective as of July 1, 2017. Mr. Burton succeeded Mr. Goldberg, who had been serving as Interim Chief Executive Officer of the Company.

On August 16, 2017, the Company announced it had hired Mr. Belfatti to the newly created position of Chief Operating Officer, effective as of September 1, 2017.

Compensation Policy

In general, we seek to pay salaries that are commensurate with the salaries paid to executives at other reinsurance companies.  However, as we are the first open market property and casualty reinsurer operating in the Cayman Islands, no direct comparisons may be made.

Our performance-driven compensation policy consists of the following three main components:

•	base salary;

•	bonuses; and

•	equity-based compensation.
We use short-term compensation comprised of base salary and annual cash bonuses and long-term compensation comprised of deferred bonuses, stock options and restricted shares in an effort to align our employees’ and executive officers’ interests with those of our shareholders and increase long-term growth in book value per share.

Our Compensation Committee reviews and approves all recommendations made with respect to deferred bonuses, stock options and restricted shares for all of our employees, including our NEOs.  Additionally, the Compensation Committee reviews and approves all discretionary bonuses, if any, of our NEOs.  Each year, our Chief Executive Officer provides information and recommendations to the Compensation Committee with respect to individual performance to assist the Compensation Committee with its analysis and evaluation of each employee’s compensation, including the NEOs.  However, our Chief Executive Officer does not make recommendations regarding his own compensation.  Accordingly, the Compensation Committee considers the performance of our Chief Executive Officer and determines and approves the amount of any discretionary bonus that he receives.  While the Compensation Committee considers the recommendations of our Chief Executive Officer, it is not bound by his recommendations.  While the Compensation Committee is generally familiar with the compensation of similarly situated individuals and does consider this information when making compensation decisions, given the nature of our business and compensation, the Compensation Committee has not felt it necessary to utilize the services of a compensation consultant or to do any formal benchmarking. The Compensation Committee obtains legal advice regarding executive compensation matters from its independent outside legal counsel.

Base Salary

We use base salary to recognize the experience, skills, knowledge, roles and responsibilities of our employees and executive officers.  When establishing the base salaries of our NEOs (or the consulting fee in the case of Mr. Goldberg), our Compensation Committee considers a number of factors, including:

•	the individual’s years of experience;

•	the functional role of the individual’s position;

•	the level of the individual’s responsibility;

•	our ability to replace the individual; and

•	to the extent applicable, the limited number of well-qualified candidates available in or willing to relocate to the Cayman Islands.
Base salaries are expected to be reviewed by the Compensation Committee for possible increases at least once every three years and the timing of such review depends on the nature of the individual’s responsibilities and whether the Compensation Committee believes that changed circumstances warrant such review.

Our Compensation Committee reviewed the annual base salaries of the NEOs in 2017 and, based on its review, our Compensation Committee determined that no changes were required. For 2017, the base salaries for Messrs. Courtis, Barry and O’Brien remained at $422,000, $472,000 and €300,000, respectively. Under their respective employment agreements, for 2017, the base salaries for Messrs. Burton and Belfatti were $650,000 and $525,000, respectively. Under his consulting agreement, Mr. Goldberg was entitled to receive monthly cash compensation of $10,000, pro-rated for partial months.

Bonuses

We use bonuses to reward individual and company performance.  We expect our bonuses to be variable from year to year primarily due to our expectation of annual variability in our underwriting results.  Our Compensation Committee determines each NEO’s (other than Mr. Goldberg) target bonus, expressed as a percentage of base salary.  For 2017, the target bonus amounts (expressed as a percentage of annual base salary) for Messrs. Courtis, Barry and O’Brien remained at 50%, 59%, and 60%, respectively. Under their respective employment agreements, for 2017, the target bonus amounts (expressed as a percentage of annual base salary) for Messrs. Burton and Belfatti were 120%, and 100%, respectively, pro-rated based on the NEO’s applicable commencement date. Pursuant to the terms of his settlement and release agreement, Mr. Hedges was not entitled to a quantitative or discretionary bonus in respect of 2017.

All of our employees, including our NEOs (other than Mr. Goldberg), are eligible to participate in our bonus program.  Under the bonus program, the majority of our employee’s target bonus, including our NEOs (other than Messrs. Goldberg and O’Brien) consists of two components: a quantitative component based on the return on deployed equity, or RODE, relating to our reinsurance operations and a discretionary component based on a qualitative assessment of each employee’s performance.  Pursuant to the terms of his employment agreement, Mr. O’Brien was only eligible to participate in the discretionary component of our bonus program. Each employee participating in the quantitative component of our bonus program is assigned a percentage of the portion of his or her bonus that will be determined based upon the quantitative component of his or her bonus.  An employee’s quantitative bonus percentage may be adjusted annually by the Compensation Committee based primarily on the roles and responsibilities of the employee and the level of their direct involvement in underwriting operations.  The remaining portion of the target bonus is discretionary and determined based on a qualitative assessment of the employee’s performance in relation to certain annual performance goals and objectives.

Quantitative Bonus

Each year, the majority of our employees, including our NEOs (other than Messrs. Goldberg and O’Brien), are entitled to receive a portion of a bonus pool based on quantitative performance.  Each participating employee, including our NEOs (other than Messrs. Goldberg and O’Brien), is assigned a quantitative bonus participation percentage, or a QBP percentage, which indicates the portion of his or her bonus that will be determined based on RODE for each underwriting year.  Deployed equity is the aggregate allocated equity calculated by our proprietary models based upon the risk profile of each reinsurance contract written.  For underwriting years prior to 2012, the quantitative portion of an employee’s actual annual bonus is not calculated and paid until two years from the end of the fiscal year in which the business was underwritten, subject to the requirements of Section 457A of the U.S. Internal Revenue Code of 1986, as amended, or the Code.  The employee’s receipt of the quantitative portion of his or her bonus is therefore deferred for two years so that we can better determine the actual performance of the reinsurance contracts for such underwriting year.  In 2012, our Compensation Committee amended the quantitative component of our bonus program to extend payment terms for underwriting years 2012 and beyond.  After a two year transition commencing with the 2012 underwriting year, a quantitative bonus will be calculated and payable in three annual installments following the third, fourth and fifth years after the applicable underwriting year.  Also, any losses in respect of a given underwriting year will be, subject to the Board’s discretion, recouped in subsequent years;  any quantitative bonus over or underpayments due to still open contracts will be adjusted, subject to the Board’s discretion, in subsequent years. We therefore do not risk paying large bonuses for contracts that do not perform well over time.  An employee must be employed by us or one of our subsidiaries on January 1st following the end of the applicable fiscal year in order to receive the quantitative component of his or her bonus with respect to such year, but need not be employed by us at the date of payment of the deferred amounts.  Our Compensation Committee has the discretion to reduce or increase the total aggregate quantitative bonus pool for any particular underwriting year based on particular reinsurance industry events or other extraordinary factors.

If our Compensation Committee expects an individual to have a direct or significant impact on our underwriting operations, it will assign that individual a higher QBP percentage.  Similarly, if our Compensation Committee expects that an individual will not have a direct or significant impact on our underwriting operations it will assign that individual a lower QBP percentage.  Our Compensation Committee believes that the performance of each of Mr. Burton, our Chief Executive Officer, Mr. Barry, our Chief Underwriting Officer, and Mr. Belfatti, our Chief Operating Officer, will have a direct and/or significant impact on our underwriting operations.  Therefore, they have been assigned higher QBP percentages, whereas Mr. Courtis, our Chief Financial Officer, has been assigned a lower QBP percentage, as the Compensation Committee believes that his individual performance should be weighted more heavily when making bonus determinations.  For each NEO (other than Messrs. Goldberg and O’Brien), his QBP percentage may be adjusted annually by our Compensation Committee.  For 2017, our Compensation Committee determined that the QBP percentages assigned to Messrs. Courtis and Barry remained appropriate.  Accordingly, for 2017, Mr. Courtis’ QBP percentage remained at 40% and Mr. Barry’s QBP percentage remained at 70%. Pursuant to the terms of their respective employment agreements, the QBP percentages assigned to Messrs. Burton and Belfatti are 80% and 70%, respectively.

The sum of the target quantitative bonuses for all employee participants, including NEOs (other than Messrs. Goldberg and O’Brien), equals the total target quantitative bonus pool.  Each participant’s share of the quantitative bonus pool is his or her target quantitative bonus divided by the total target quantitative bonus pool.  The amount of quantitative bonus ultimately paid to each participant is based upon the participant’s share of the quantitative bonus pool multiplied by the ultimate quantitative bonus declared.

RODE is the percentage return based on net underwriting income, net of all general and administrative expenses, all discounted at a risk free rate selected for such underwriting year, in relation to the sum of the deployed capital allocated to each of the contracts underwritten.  The amount of quantitative bonus awarded, if any, is determined based on the excess of the actual RODE compared to a risk free return.

A target RODE is established for the entire underwriting portfolio each year by the Compensation Committee and is an amount equal to the sum of (i) the “risk free rate,” as determined annually by the Underwriting Committee and (ii) a fixed percentage in excess of the risk free rate for each contract underwritten based upon the inherent risk in such contract.  Currently we use one fixed percentage for all frequency business and another percentage for all severity business.  A higher fixed percentage is assigned for severity business to reflect the inherently riskier nature of that business.

Expressed as a formula, for each underwriting year, target RODE is calculated as follows:

Target RODE = Risk Free Rate + {the sum of (a fixed percentage times the amount of deployed equity for each contract) / total deployed equity}

At the end of the deferral period, the actual RODE is compared to the target RODE for the applicable underwriting year and the quantitative bonus pool is funded in accordance with the following formulas:

Actual RODE	Amount Credited to Quantitative Bonus Pool
Equal to or less than Risk Free Rate	Zero
Between Risk Free Rate and Target RODE
The sum of all employees’ target quantitative bonuses multiplied by a fraction, the numerator of which equals the actual RODE minus the risk free rate, and the denominator of which equals the target RODE minus the risk free rate.

Greater than Target RODE	The sum of all employees’ target quantitative bonuses plus 10% multiplied by the excess of actual RODE over target RODE multiplied by deployed equity.
Greater than Target RODE + 5%	In addition to the bonus calculated above, an additional bonus pool will be created equal to 10% multiplied by the excess of actual RODE over (target RODE + 5%) multiplied by deployed equity.
There is no maximum amount that may be paid under the quantitative component of our bonus plan.  Likewise, there is no fixed minimum amount and therefore the quantitative component of the bonus plan could be zero for any particular underwriting year, where the actual RODE is less than the risk free rate. Furthermore, commencing in the 2012 underwriting year, where the actual RODE is less than zero, signifying an underwriting loss, underwriting losses will be carried forward to future underwriting years and recouped against underwriting profits.

Additionally, the Compensation Committee has the discretion to make adjustments to the calculation of the quantitative bonus pool due to significant over-performance or deficiencies.  For example, the quantitative bonus pool could be reduced if it related to over-weighting and short term good fortune on natural catastrophe business.  Alternatively, the quantitative bonus pool could be increased if in a generally poor underwriting year for the reinsurance industry, we demonstrated a prudent use of deployed capital and achieved a positive return above the industry average return on capital. During 2013 the Compensation Committee determined that as a result of underwriting losses experienced with respect to the 2009 and 2010 underwriting years, certain past and present NEOs would be required to deduct from future quantitative bonus payments or directors fees, amounts to reflect the losses carried forward from these underwriting years. Based on calculations performed as of December 31, 2017, Mr. Hedges’, Mr. Courtis’ and Mr. Barry’s future quantitative bonus payments may be reduced by $3,274,402, $565,779 and $654,734 respectively. The Compensation Committee determined that future quantitative bonuses paid to these NEOs would be reduced by fifty percent until such time that the loss carry forward amounts are recouped.

The initial calculation of the quantitative bonus pool is deferred for a period of time following the end of the applicable underwriting year because we believe that short-term results are not an accurate indicator of any contract’s performance.  For the 2014 underwriting year and beyond, the initial calculation is deferred for three years.  Subject to the requirements of Code Section 457A, initial calculations are scheduled to be made with respect to the 2017 underwriting year on January 1, 2021 and an initial payment of 33% of the quantitative bonus pool is expected to be made in calendar year 2021.  Further calculations for the 2017 underwriting year will be made on January 1, 2022 and 2023 and payments of 33% and 34% of the re-calculated quantitative bonus pool are expected to be made in calendar years 2022 and 2023, respectively. As such, the employee’s receipt of the quantitative portion of his or her bonus is deferred until we can better determine the actual performance of the reinsurance contracts bound by us during each underwriting year.  We believe that this helps us better align the interests of employees and shareholders, by paying bonuses once the business develops instead of based solely on initial accounting of results.  The unpaid portion of the calculated bonus pool will accrue our investment return from December 31 of the underwriting year until December 31 of the year prior to payment or partial payment.

In February 2018, the Compensation Committee approved the updated calculations for the quantitative bonus pool with respect to the 2013 and 2014 underwriting years based on performance through December 31, 2017. Although the Compensation Committee has discretion to make adjustments to the calculation of the quantitative bonus pool, it did not elect to exercise this discretion with respect to the quantitative bonuses related to the 2013 and 2014 underwriting years.

As a result of the updated RODE calculations for the 2013 and 2014 underwriting years, the Compensation Committee approved quantitative bonus amounts for Messrs. Hedges, Courtis and Barry. The third and final installment on the 2013 year and the first installment, representing 33 percent of the 2014 year will be payable on or before March 15, 2018. The total quantitative bonus amounts for these underwriting years, including interest thereon, are $463,980 to Mr. Hedges, $97,373 to Mr. Courtis, and $212,999 to Mr. Barry. These quantitative bonus amounts reflect the Company’s successful 2013 and 2014 underwriting results in which the Company reported a RODE well in excess of the target return. The amounts awarded to Mr. Hedges, Mr. Courtis and Mr. Barry were determined based on each NEO’s share of the target quantitative bonus pool multiplied by the ultimate quantitative bonus declared. As described, the final installment (34%) of the 2013 quantitative bonus and the first installment (33%) of the 2014 quantitative bonus will be paid on or before March 15, 2018. After application of the loss carry forward amounts, the net quantitative bonus amounts payable to Mr. Hedges, Mr. Courtis and Mr. Barry will be $231,990, $48,687 and $106,499.

Given the underwriting loss reported for 2017 we do not expect any quantitative bonus to be paid in respect of this underwriting year.

Discretionary Bonus

The discretionary portion of an employee’s annual bonus is determined by taking into account the employee’s achievement of individual performance goals established by the employee and management and reviewed and approved by our Chief Executive Officer or the Compensation Committee (in the case of the Chief Executive Officer).  The Chief Executive Officer makes a recommendation to the Compensation Committee with regard to the amount of any discretionary bonus to be awarded to the NEOs (other than Mr. Goldberg), but not for himself.  The Compensation Committee determines and approves the amount of any discretionary bonus awarded to the Chief Executive Officer.  In general, an employee must be employed by us or one of our subsidiaries on the last day of the year in order to receive the discretionary component of his or her bonus for the year. However, pursuant to the terms and conditions of each of Mr. Burton’s and Mr. Belfatti’s employment agreement, each such NEO must be employed by us or one of our subsidiaries on the date that the bonus is to be awarded in order to receive the discretionary component of his bonus for the year.

With respect to the 2017 discretionary bonuses for our NEOs (other than Messrs. Goldberg and Hedges), the Compensation Committee considered the individual performance of such NEOs taking into account their respective achievements in relation to certain goals and objectives and such other criteria as our Compensation Committee deemed appropriate.  The following is a non-exhaustive list of factors considered by our Compensation Committee in making 2017 qualitative bonus determinations, none of which were assigned any particular weight:

Goals and objectives for Simon Burton:

•	Monitor and manage overall enterprise risk and profitability;

•	Manage the growth and development of our underwriting teams and oversee senior personnel hiring to ensure successful longer-term succession;

•	Manage the evaluation and identification of new core areas of underwriting and strategic opportunities;

•	Lead the development of overall corporate strategy and business development; and

•	Provide consistent and appropriate communications to the Board of Directors and shareholders.

Goals and objectives for Michael Belfatti:

•	Support the underwriting of the portfolio to achieve the 2017 underwriting plan;

•	Manage the pricing, reserving, and risk management functions, focusing on adequate understanding and pricing of risk;

•	Improve and enhance our class of business level analyses, focusing on market dynamics, loss trends, and overall attractiveness;

•	Manage the Company’s efforts in insurance linked asset management and innovation; and

•	Support the development and implementation of the overall corporate strategy.

Goals and objectives for Tim Courtis:

•	Manage and assist in the transition to a new Chief Executive Officer;

•	Manage corporate collateral and liquidity;

•	Effectively perform financial planning and reporting and full SEC compliance; and

•	Continue to oversee our interactions with regulators, rating agencies and investor relations to ensure we have an open and transparent relationship with each.

Goals and objectives for Brendan Barry:

•	Manage the underwriting portfolio to achieve the 2017 underwriting plan;

•	Oversee improvements in business development to increase and diversify the Company’s client base; and

•	Develop a three year reinsurance plan.

Goals and objectives for Patrick O’Brien:

•	Review existing underwriting strategy of the Irish operations;

•	Manage the analysis and possible implementation of the strategic direction of the Irish operation;

•	Ensure strong and transparent communication with the Central Bank of Ireland, head office and group Board of Directors; and

•	Provide strong leadership to Irish operations.

As a result of these analyses, in February 2018, the Compensation Committee approved discretionary bonus amounts with respect to 2017 performance for each of our NEOs (other than Mr. Goldberg), resulting in a $250,000 qualitative bonus award to Mr. Burton, a $153,696 qualitative bonus award to Mr. Belfatti, a $120,000 qualitative bonus award to Mr. Courtis, a $94,400 qualitative bonus award to Mr. Barry, and a $102,321 qualitative bonus award to Mr. O’Brien. Because he is based in Ireland, Mr. O’Brien’s cash compensation is generally paid to him in Euros rather than United States dollars. The foregoing reported bonus amount is based on an average conversion rate for 2017, which was $1.1369 United States dollars for each Euro.

Mr. Burton’s qualitative bonus was granted at 320% of target, which primarily reflects the Compensation Committee’s evaluation that Mr. Burton set the long-term strategy for the Company, including long-term goals and success factors for all employees, assessing all Company personnel, and hiring Mr. Belfatti to the role of Chief Operating Officer. Mr. Belfatti’s qualitative bonus was granted at 267% of target reflecting his success in significantly improving the Company’s risk, reserving and pricing functions. Mr. Courtis’ qualitative bonus was granted at 95% of target, which primarily reflects the Compensation Committee’s evaluation that Mr. Courtis managed the finance functions within the organization and ensured that the ongoing public reporting requirements were maintained. Mr. Barry’s qualitative bonus was granted at 113% of target which was a reflection of his success in reviewing the Company’s underwriting strategy and diversifying the underwriting portfolio. Additionally, while the Company’s underwriting plan was not achieved due to natural catastrophic losses, the losses incurred were within expectations and demonstrated the successful positioning of the portfolio relative to industry losses. Mr. O’Brien’s qualitative bonus was granted at 50% of target which was a reflection of his success in managing the Ireland branch office and also reflects that the Company did not meet targeted financial performance metrics.

The discretionary bonus amounts will be paid on or before March 15, 2018.

Sign-On Bonuses

From time to time, the Compensation Committee may award sign-on bonuses in connection with the commencement of an NEO’s employment with us. Sign-on bonuses are used only when necessary to attract highly skilled officers to the Company. Generally they are used to incentivize candidates to leave their current employers or may be used to offset the loss of unvested compensation or future income that they may forfeit as a result of leaving their current employer or business. Mr. Belfatti was entitled to receive a sign-on payment of $250,000 in connection with the commencement of his employment, as further described below under “Employment/Consulting Agreements”.

Retention Bonuses

From time to time, the Compensation Committee, based upon a review of competitive conditions and/or the role and skill set of the individual, may approve retention arrangements for certain NEOs and other senior executives. As previously disclosed, Mr. Barry was awarded an unvested cash bonus of $300,000, payable on March 15, 2018, provided that Mr. Barry has not terminated his employment with the Company.

Stock Incentive Plan Awards

In 2004, we adopted a stock incentive plan, which was amended and restated effective as of August 15, 2005, February 14, 2007, May 4, 2007, April 28, 2010 and April 26, 2017.  Pursuant to the terms of his employment agreement, on July 6, 2017, Mr. Burton was awarded a ten year stock option to acquire 480,000 Class A ordinary shares with a per share exercise price equal to $21.20, the fair market value per share on the date of grant.  Options granted to Mr. Burton vest as to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017, subject to Mr. Burton’ continued employment with us on each vesting date.

Our Compensation Committee has decided that, with certain exceptions noted above, restricted shares generally are the preferred form of equity compensation as the Compensation Committee believes that restricted shares better align management with long-term shareholder value creation.  Our Compensation Committee determines the value of restricted share grants that each NEO may receive, taking into account prior performance, our desire to retain the executive and the executive’s role within the Company.  Those executives who are most critical to our future growth generally receive larger awards.  With the exception of our current Chief Executive Officer, the restricted shares will be subject to a three-year cliff vesting schedule.  Unvested restricted shares will be forfeited if an NEO terminates employment for any reason (other than due to death or disability).  Currently, we expect long-term compensation, or the deferred portion of our bonus program and stock incentive plan awards, to continue to represent the majority of each NEO’s compensation.

In order to prevent the backdating of equity awards and to ensure that the timing of awards or the release of material information will not be accelerated or delayed to allow an award recipient to benefit from a more favorable stock price, on February 27, 2008, our Board of Directors and Compensation Committee adopted a policy with respect to our equity grant practices that delineates specific procedures that must be followed when granting equity awards.  We believe this policy helps the integrity of our equity award grant practices.

Our current practice is to grant equity awards in March of each fiscal year.

In 2017, our Compensation Committee approved and on March 15, 2017 we granted awards of 21,940 Class A ordinary restricted shares to Mr. Courtis and 16,166 Class A ordinary restricted shares to Mr. Barry under our stock incentive plan.  Mr. Hedges did not receive a restricted share grant as a result of his impending resignation. Mr. O’Brien was granted an award of 4,976 restricted share units settleable in Class A ordinary shares. These stock awards reflect our Compensation Committee’s assessment of each individual’s successful performance during 2016 with respect to further developing our underwriting platform, developing strategic partnerships and judiciously deploying underwriting capital in a difficult reinsurance marketplace, as well as our desire to retain these executives and align their interests with those of our shareholders.

Messrs. Burton, Goldberg and Belfatti were entitled to receive grants of equity-based awards under our stock incentive plan, as further described below under “Employment/Consulting Agreements.”

In 2018, under our stock incentive plan, our Compensation Committee approved and, on March 15, 2018, we will grant Class A ordinary restricted shares or restricted share units, as applicable,with values of $487,500 to Mr. Burton, $261,649 to Mr. Belfatti, $350,000 to Mr. Courtis, $400,000 to Mr. Barry, and $204,642 to Mr. O’Brien. The stock awards are equal to target for Messrs. Burton and O’Brien, 130% and 114% of target for Mr. Belfatti and Mr. Barry, respectively, and 74% of target for Mr. Courtis, which reflect our Compensation Committee’s assessment of each individual’s overall performance in 2017 and our desire to retain these executives and align their interests with those of our shareholders.

Retirement Benefits

As with every employer in the Cayman Islands, we are required by the National Pensions Law to provide a pension plan for our employees in the Cayman Islands. We belong to the British Cayman Pension Plan, which is administered by British Caymanian Insurance Agencies Ltd. Under the Cayman Islands National Pensions Law, all employees between the ages of 18 and 60 must contribute a minimum of 5% of their earnings to a pension plan. An employee also has the option of contributing more than the prescribed minimum. We are required to match the contribution of the first 5% of each participating employee’s salary to a maximum salary amount of $106,098. The Company currently pays both the employee and employer portions of the plan. The pension plan is a defined contribution plan and, as such, the amount that an employee receives upon retirement is directly related to the amount contributed to the plan by, or on behalf of, the employee while working. Once an employee retires (employees become eligible for retirement at age 60 in the Cayman Islands), an employee has the following options for receiving benefits: (i) receive a cash payout if the employee’s retirement savings are less than $6,098; (ii) transfer the retirement savings to a life annuity for investment by a life insurance company and payment of a regular income stream to the employee for the remainder of the employee’s life (and the employee’s spouse’s life if the employee is married at the time of retirement); or (iii) transfer the retirement savings to a Retirement Savings Arrangement account with an approved provider or bank and receive regular income payments until the account is depleted.

GRIL has established a defined contribution Retirement Solutions plan with Irish Life. All employees of GRIL are eligible to participate in the plan, which has been approved by the Irish Revenue Commissioners. GRIL makes a contribution to the plan for all GRIL employees, with the contribution dependent upon the contractual commitment in each employee’s employment contract. Currently, contributions vary from 7.5% of base salary to 20% of base salary. Employees may also make personal contributions to the plan in accordance with Revenue Commissioner limits which are linked to the age of the employee. The pension plan is established under an irrevocable trust, with Mount Street Group acting as trustee.

Welfare Benefits/Perquisites

We offer certain limited welfare benefits and perquisites to our executives, including tax preparation and medical insurance.  We intend to continue to maintain our current welfare benefits and perquisites for our executive officers. However, our Compensation Committee may revise, amend or add to these benefit programs at its discretion.

Tax and Accounting Implications

The Compensation Committee considers the income tax consequences of individual compensation elements when analyzing the overall compensation paid to our NEOs.  Because we are not a U.S. taxpayer, our compensation program has not been designed to comply with Code Section 162(m).  However, with respect to our U.S. taxpayer employees, including certain of our NEOs, we design our compensation arrangements taking into account Code Sections 409A and 457A.

We are accounting for stock-based payments in accordance with and to the extent required by FASB ASC Topic 718.

Ordinary Share Ownership Guidelines

We believe that broad-based share ownership by our employees, including our NEOs, is the most effective method to deliver superior shareholder returns by increasing the alignment between the interests of our employees and our shareholders.  While the share ownership of each of our NEO’s is substantial, we do not have a formal requirement for share ownership by any group of employees including our NEOs. See “Principal Shareholders” below for each NEO’s shareholding.

Change in Control and Severance

Upon termination of employment or a change in control, our NEOs (other than Mr. Goldberg) may receive accelerated vesting of awards granted under our stock incentive plan and severance payments under their employment agreements.

Under our stock incentive plan, our Compensation Committee generally has the discretion to vest unvested awards upon a change in control as described below under “Potential Payments Upon Termination or Change in Control - The Stock Incentive Plan and Awards Granted Thereunder.” This discretion allows the Compensation Committee to determine at the time of the change in control whether, and the extent to which, additional vesting is warranted.  In addition, Mr. Burton’s option agreement and each NEO’s restricted share award agreements provide for accelerated vesting upon termination of employment under certain circumstances, and/or also upon a change in control.  For more details on these termination provisions, see “Potential Payments upon Termination or Change in Control.”

Upon termination of employment without cause or for good reason, certain of our NEOs are eligible for severance payments. For more details on these payments, see “Potential Payments upon Termination or Change in Control - Employment Agreements.”

The amount of our severance obligations to our NEOs (other than Mr. Goldberg) is designed to be competitive with the amounts payable to executives in similar positions at other global reinsurance companies with which we compete for talent.  Severance payments are made in monthly installments and are generally contingent upon the NEO’s continued compliance with the restrictive covenants in his employment agreement.

In connection with Mr. Hedges’ resignation on March 31, 2017, Mr. Hedges entered into a Deed of Settlement and Release with the Company, dated December 15, 2016, as further described below under “Potential Payments Upon Termination or Change in Control - Settlement and Release Agreement.”

Actions Taken in 2018

In February 2018, our Compensation Committee reviewed the annual base salaries of the NEOs and increased Mr. Barry’s base salary from $472,000 to $500,000 with effect from January 1, 2018.

On February 16, 2018, in light of the fact that Mr. O’Brien’s employment agreement was set to terminate by its terms in June 2018, we entered into a new employment agreement with him. The terms of the new employment agreement are similar to the prior terms as further described below under “Employment/Consulting Agreements” except that (i) there is no fixed term of the agreement, (ii) any grants to Mr. O’Brien’s under the long-term incentive plan are at the discretion of the Board and any shares granted will vest on the third anniversary of the date of grant, subject to the other terms and conditions of the award and the plan, (iii) Mr. O’Brien must be employed on the payment date in order to receive a bonus, (iv) Mr. O’Brien is entitled to receive six months of severance under certain circumstances in addition to the 180 days’ notice, and (v) Mr. O’Brien is subject to a 6 month post-termination covenant not to compete and a covenant not to disparage the Company.

Compensation Committee Report

In February 2018, our Compensation Committee reviewed and discussed the compensation discussion and analysis required by Regulation S-K, Item 402(b) promulgated under the Exchange Act, with management.  Based on the review and discussions referred to in the preceding sentence, our Compensation Committee recommended to our Board of Directors that this compensation discussion and analysis disclosure be included in this Proxy Statement.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

The Compensation Committee

Ian Isaacs (Chairman)
Bryan Murphy
Joseph Platt

The foregoing Compensation Committee Report (this “Report”) shall not be incorporated by reference in any previous or future documents filed by the Company with the SEC under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference in any filed document.

Compensation Risk Assessment

Our Compensation Committee, together with management, conducted a risk assessment of our compensation programs.  Our Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and thus discourage excessive risk-taking.  Our Compensation Committee therefore determined that the risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on our company.  The Company’s current compensation structure contains various features that mitigate risks. For example:

•	We have an entrepreneurial culture which encourages employees to think like owners;

•	We offer a balance of compensation elements with the majority of compensation related to long-term performance;

•	We set reasonable bonus targets for executives and employees and require that certain performance metrics are achieved before bonuses will be paid;

•	The design of our quantitative bonus program provides for the calculation and payment of bonuses once business develops instead of based on the initial accounting of underwriting;

•	Our Compensation Committee has the discretion to make adjustments to the quantitative bonus pool due to significant deficiencies;

•
The structure of our quantitative bonus program rewards employees and NEOs based on the economic underwriting performance of the Company as compared to top line premium targets which could encourage excessive risk taking among employees to achieve such targets;

•
The structure of our quantitative bonus program provide that underwriting losses experienced in a year are carried forward and applied against future years’ underwriting profits before quantitative bonuses are awarded; and

•
All of the equity awards granted to employees under the Company’s stock incentive plan are generally subject to multi-year time vesting, which requires an employee to commit to a longer period of employment for such awards to be valuable.

We will continue to evaluate our compensation programs with respect to risk going forward and will consider changes necessary to prevent incentives to take excessive risk.

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table set forth the compensation earned by the NEOs for services rendered in all capacities to the Company and its subsidiaries in 2017, 2016 and 2015, as applicable.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Simon Burton, Chief Executive Officer	2017	325,000	250,000	—	4,610,112	—	5,305	5,190,417
Leonard Goldberg, Interim Chief Executive Officer	2017	—	—	105,000	418,438	—	95,000	618,438
Barton Hedges, Former Chief Executive Officer	2017	143,000	—	—	—	231,990	809,172	1,184,162
	2016	572,000	100,672	712,500	500,000	218,021	7,317	2,110,510
	2015	572,000	125,840	427,500	500,000	210,385	7,317	1,843,042
Tim Courtis, Chief Financial Officer	2017	422,000	120,000	475,000	—	48,687	10,610	1,076,297
	2016	422,000	200,000	593,750	—	45,785	7,317	1,268,852
	2015	422,000	158,250	427,500	—	44,181	7,317	1,059,248
Brendan Barry, Chief Underwriting Officer	2017	472,000	94,400	350,000	—	106,499	10,610	1,033,509
	2016	472,000	200,000	437,500	—	100,154	7,317	1,216,971
	2015	472,000	125,316	315,000	—	96,646	7,317	1,016,279
Michael Belfatti, Chief Operating Officer	2017	192,120	403,696	250,000	—	—	3,537	849,353
Patrick O’Brien, Chief Executive Officer, GRIL (7)	2017	341,070	102,321	116,827	—	—	68,214	628,432

(1)
Mr. Burton’s and Mr. Belfatti’s annual base salaries are pro-rated based on the number of days the NEO was employed by the Company in fiscal year 2017, which commenced on July 1, 2017 and August 21, 2017, respectively. The base salary payable to Mr. Hedges during 2017 is pro-rated from January 1, 2017 until his termination date (March 31, 2017).

(2)
The amounts shown in this column for 2017 represent the discretionary portion of the NEO’s 2017 bonus to be paid on or before March 15, 2018. Additionally, for Mr. Belfatti the amount includes a sign-on bonus of $250,000 paid in 2017 in accordance with his employment agreement.

(3)
All stock awards were granted under our stock incentive plan. The value reported above in the “Stock Awards” column is the aggregate grant date fair value for each NEO’s award determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”.  Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The values reported for Messrs. Courtis, Barry and O’Brien represent restricted share awards that relate to the prior years’ bonus amounts.  The value reported for Mr. Goldberg relates to his annual stock compensation award as an independent director. The value reported for Mr. Belfatti relates to the grant of fully vested Class A ordinary shares issued to him as a sign-on bonus in accordance with his employment agreement.

(4)
All option awards were granted under our stock incentive plan. The value reported above in the “Option Awards” column is the aggregate grant date fair value for the option awards granted in 2017, 2016 and 2015, as applicable, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. Assumptions used in the calculation of these amounts are included in Note 10 of the Notes to Consolidated Financial Statements in our Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. The value reported for Mr. Burton relates to the grant of options issued to him as a one-time special award in accordance with his employment agreement.

(5)
For the 2017 year, the value reported above in the “Non-Equity Incentive Plan Compensation” column is the amount paid to the applicable NEOs on or before March 15, 2018. As discussed in the “Compensation Discussion and Analysis” section of this proxy statement, for underwriting years prior to 2012, the quantitative component of each NEO’s bonus is calculated and paid two years following the end of the fiscal year in which the business is underwritten and is based on performance over this extended period.  In 2012, our Compensation Committee amended the quantitative component of our bonus program to extend payment terms for underwriting years 2012 and beyond.  After a two year transition commencing with the 2012 underwriting year, a quantitative bonus will be calculated and payable in three annual installments following the third, fourth and fifth years after the applicable underwriting year. Accordingly, quantitative bonuses are not earned in the year in which the business is underwritten, but rather, they are earned at the end of the applicable performance period.

As of December 31, 2017, we estimate that the quantitative bonus amounts relating to (i) the 2014 underwriting year, which is payable in installments in 2018, 2019 and 2020, after reductions for losses carried forward from previous underwriting years, would equal approximately $228,640 for Mr. Hedges, $47,921 for Mr. Courtis and $104,819 for Mr. Barry, (ii) the 2015 underwriting year, which is payable in installments in 2019, 2020 and 2021, after reductions for losses carried forward from previous underwriting years, would equal approximately $11,469 for Mr. Hedges, $2,404 for Mr. Courtis and $5,552 for Mr. Barry and (iii) the 2016 underwriting year, which is payable in installments in 2020, 2021 and 2022, after reductions for losses carried forward from previous underwriting years, would equal approximately $65,804 for Mr. Hedges, $13,792 for Mr. Courtis and $31,855 for Mr. Barry. Given the underwriting loss reported for 2017 we do not expect any quantitative bonus amounts to be paid in respect of this underwriting year. We note, however, that these amounts will be adjusted based on changes in underwriting results and investment income accrued on these balances and the ultimate amount paid could be materially different than the estimates provided. Additionally, because our Compensation Committee has discretion to pay more or less than the amount resulting from the performance based funding calculation, the ultimate amount of the quantitative portion of the bonus for each NEO may differ from the estimate provided herein.

(6)
The amounts shown in this column for 2017 include amounts contributed to the defined contribution plans in which our employees participate on behalf of each of Messrs. Burton, Hedges, Courtis, Barry, Belfatti and O’Brien. The amount for Mr. Goldberg relates to cash remuneration received under a consulting agreement as his position as Interim Chief Executive Officer ($60,000) as well as cash remuneration as a Director ($35,000). As in previous years, Mr. Goldberg’s cash remuneration as a Director is reduced by 50% due to certain underwriting losses experienced in prior underwriting years. Additionally, the amount for Mr. Hedges includes $806,520 of cash severance payments pursuant to the settlement and release agreement with Mr. Hedges.

(7)
Because he is based in Ireland, Mr. O’Brien’s cash compensation is generally paid to him in Euros rather than United States dollars. Amounts reported as “Salary,” “Bonus,” and “All Other Compensation” are based on an average conversion rate for 2017, which was $1.1369 United States dollars for each Euro.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2017

Our Compensation Committee, or our Board of Directors acting as our Compensation Committee, granted stock option, restricted share awards and restricted share unit awards under our stock incentive plan and established target quantitative bonuses for our NEOs in 2017.  Set forth in the following table is information regarding stock options, restricted share awards and restricted share unit awards granted in 2017 as well as estimated 2017 quantitative bonus amounts.

	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards	All other Stock Awards: Number of Shares of Stock or Units (#)(2)	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Simon Burton	7/6/2017	6/1/2017	—	—	—	480,000	21.20	4,610,112
Leonard Goldberg	4/3/2017	12/16/2016	—	—	—	22,750	22.10	230,185
Leonard Goldberg	8/1/2017	12/16/2016	—	—	—	19,500	21.40	188,253
Leonard Goldberg	5/5/2017	4/25/2017	—	—	5,160	—	—	105,000
Tim Courtis	3/15/2017	2/14/2017	—	—	21,940	—	—	475,000
Brendan Barry	3/15/2017	2/14/2017	—	—	16,166	—	—	350,000
Michael Belfatti	11/3/2017	10/26/2017	—	—	11,416	—	—	250,000
Patrick O’Brien	3/15/2017	2/14/2017	—	—	4,976	—	—	116,827
___________

(1)	The amounts reflect the NEO’s quantitative bonus amounts with respect to the 2017 underwriting year estimated as of December 31, 2017.

(2)
The amount represents a grant of restricted shares or restricted share units made pursuant to our stock incentive plan.  Each restricted share/restricted share unit award is subject to three-year cliff vesting with the exception of Mr. Belfatti’s shares which were granted fully vested as per his employment agreement and Mr. Goldberg’s restricted share award which vests on the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company.

(3)	The exercise price of the option award is equal to the fair market value per share as of the date of grant.

(4)
The amounts reflect the aggregate grant date fair value for each NEO’s restricted share, restricted share unit and option awards granted in 2017, determined in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”.

Employment/Consulting Agreements

The following paragraphs summarize the material terms of the employment or consulting agreements, as applicable, of our NEOs.  The severance provisions of these agreements are summarized in the section entitled “Potential Payments Upon Termination or Change in Control” below.

Simon Burton. In connection with his appointment as Chief Executive Officer, we entered into an employment agreement, effective July 1, 2017, with Mr. Burton.  Pursuant to Mr. Burton’s employment agreement, Mr. Burton is employed by us as Chief Executive Officer for a fixed three year term with an automatic three year renewal unless the Company or Mr. Burton gives written notice of non-renewal at least 180 days in advance of the expiry of the fixed term. Mr. Burton will be entitled to receive an annual base salary of not less than $650,000, subject to increase as determined by the Board, and is eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 120% of base salary. Mr. Burton is also entitled to participate in our employee benefit plans and insurance programs and will also be reimbursed for certain tax preparation expenses.

As soon as practicable following his employment commencement date, Mr. Burton was entitled to a grant of a stock option to acquire 480,000 Class A ordinary shares with a per share exercise price equal to the fair market value per share on the date of grant. Such options will be exercisable over a ten year period following the date of grant and will vest as to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017 contingent on Mr. Burton’s continued employment with us. Mr. Burton is also eligible to receive a discretionary award under our long-term incentive plan following the end of each calendar year of employment with a target of $975,000 of restricted Class A ordinary shares, subject to performance vesting conditions [five] years after the date of any such grant.

Following Mr. Burton’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Burton is subject to a six-month post-termination non-competition restriction, a twelve-month post-termination non-solicitation restriction with respect to employees and a twelve month post-termination non-solicitation restriction with respect to customers and clients.

Barton Hedges.  In connection with his appointment as Chief Executive Officer, we entered into an employment agreement effective, August 15, 2011, with Barton Hedges.  The employment agreement did not have a fixed term.  Under the terms of his employment agreement (as amended and restated as of July 26, 2012), Mr. Hedges was entitled to receive an annual salary of not less than $572,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 88% of base salary.  Mr. Hedges was entitled to participate in our employee benefit plans and insurance programs.  Mr. Hedges was also reimbursed for certain tax preparation expenses.  Mr. Hedges was awarded on August 15, 2011 a ten year stock option to acquire 100,000 Class A ordinary shares with a per share exercise price equal to $21.25, the fair market value per share on the date of grant.  Subject to Mr. Hedges’ continuing employment with us on the relevant date of grant, for each year after 2011, his employment agreement provided that on the third NASDAQ trading day following our release of earnings for the quarterly periods ended on each June 30, we would grant Mr. Hedges an additional ten year option as of such date with a value of $500,000 based on a Black Scholes valuation.  Options granted to Mr. Hedges vest 25% on the applicable date of grant and 25% on each of the first three anniversaries of the applicable date of grant, subject to Mr. Hedges’ continued employment with us through such dates.

Mr. Hedges is subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

     Leonard Goldberg. As previously disclosed, on December 16, 2016, the Company, Greenlight Re and Mr. Goldberg entered into a consulting agreement, whereby Mr. Goldberg served as a consultant to each of the Company and Greenlight Re, to provide transition services including leading the search for a new chief executive officer. Mr. Goldberg agreed to become interim Chief Executive Officer of each entity, effective as of March 31, 2017, to the extent a permanent replacement was not identified by such date. Pursuant to the consulting agreement, Mr. Goldberg agreed to render consulting services to the Company and Greenlight Re for a period of one year, subject to earlier termination in accordance with the terms and conditions of the consulting agreement. Under the consulting agreement, Mr. Goldberg received monthly cash compensation of $10,000. Mr. Goldberg was awarded a stock option grant to purchase 22,750 of the Company’s Class A ordinary shares and, thereafter, was entitled to be awarded stock option grants to purchase 26,000 and 29,250 of the Company’s common shares on or around August 1, 2017 and December 15, 2017, respectively. subject to pro-ration. The consulting agreement was terminated on June 30, 2017. On August 1, 2017 Mr. Goldberg was awarded a stock option grant to purchase 19,500 of the Company’s Class A ordinary shares as the remaining pro-rata portion of the stock award in accordance with the consulting agreement. All options were granted in accordance with our stock incentive plan and were fully vested upon grant.

Mr. Goldberg is also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

Tim Courtis.  We entered into an employment agreement, effective May 1, 2006 (as amended on December 30, 2008 and February 18, 2009 and effective as of January 1, 2014), with Tim Courtis under which he serves as our Chief Financial Officer.  The employment agreement does not have a fixed term.  Mr. Courtis receives an annual base salary of not less than $422,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 50% of base salary.  Mr. Courtis is entitled to participate in our employee benefit plans and insurance programs.

Mr. Courtis is also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

Brendan Barry. We entered into an employment agreement, effective September 18, 2006 (as amended by written notification on February 27, 2009, March 11, 2011, August 15, 2011 and October 27, 2014), with Brendan Barry under which he serves as Chief Underwriting Officer.  The employment agreement does not have a fixed term.  Mr. Barry receives an annual base salary of not less than $447,000, subject to increase as determined by our Board of Directors, and an annual performance-based bonus with a target equal to 59% of base salary. Mr. Barry is entitled to participate in our employee benefit plans and insurance programs.

Mr. Barry is also subject to a six-month post-termination non-competition restriction and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality and non-disparagement requirements.

Michael Belfatti. We entered into an employment agreement with Mr. Belfatti on August 15, 2017. Pursuant to Mr. Belfatti’s employment agreement, Mr. Belfatti serves as our Chief Operating Officer for a fixed three year term with an automatic three year renewal unless the Company or Mr. Belfatti gives written notice of non-renewal at least 180 days in advance of the expiry of the fixed term. Mr. Belfatti is entitled to receive an annual base salary of not less than $525,000, subject to increase as determined by the Chief Executive Officer, and is eligible to be considered for an annual discretionary bonus with pre-established performance metrics with a target equal to 100% of base salary, prorated for 2017. Mr. Belfatti is also entitled to participate in our employee benefit plans and insurance programs.

Within 30 days of his commencement date, Mr. Belfatti was entitled to receive a sign-on payment of $250,000. In addition, in connection with Mr. Belfatti accepting the position, he was awarded fully vested Class A ordinary shares, with an issuance value of $250,000. The shares were issued in accordance with our policy regarding Equity Award Grant Practices and the shares were evidenced by, and subject to, the terms and conditions of our stock incentive plan.

Mr. Belfatti will also be eligible to receive a discretionary award under our long-term incentive plan following the end of each calendar year of employment with a target of $550,000 of restricted Class A ordinary shares, prorated for 2017, which will vest three years after the date of the grant.

Following Mr. Belfatti’s employment with us, in addition to perpetual confidentiality and non-disparagement restrictive covenants, Mr. Belfatti is subject to a six-month post-termination non-competition restriction, a twelve-month post-termination non-solicitation restriction with respect to employees and a twelve month post-termination non-solicitation restriction with respect to customers and clients.

Patrick O’Brien. We entered into an employment agreement with Mr. O’Brien, dated as of March 18, 2016, which, as discussed above, was amended and restated as of February 16, 2018, under which he served as the General Manager of GRIL.  In March 2017, Mr. O’Brien was named Chief Executive Officer of GRIL. The employment agreement had a fixed term of 24 months from his commencement date in June 2016.  Mr. O’Brien received an annual base salary of €300,000, subject to increase as determined by our Board of Directors in accordance with the terms of the agreement, and an annual performance-based bonus with a target equal to 60% of base salary. Mr. O’Brien was eligible to receive equity awards subject to the terms of our long term incentive plan with an annual target award of €180,000. Mr. O’Brien is also entitled to participate in our employee benefit plans and insurance programs.  Mr. O’Brien is entitled to receive an annual contribution equal to 20% of his base salary into the defined contribution occupational pension scheme.

Mr. O’Brien is also subject to a non-competition restriction while employed and a one-year post-termination non-solicitation restriction in addition to perpetual confidentiality requirements.

The Stock Incentive Plan

General

On August 11, 2004, we adopted the Greenlight Capital Re, Ltd. 2004 stock incentive plan, or the stock incentive plan, which was amended and restated on August 15, 2005, February 14, 2007, May 4, 2007, April 28, 2010 and April 26, 2017.  The general purpose of the stock incentive plan is to enable us and our affiliates to retain the services of eligible employees, directors and consultants through the grant of stock options, stock bonuses and rights to acquire restricted shares (collectively referred to as the awards).

Subject to adjustment in accordance with the terms of the stock incentive plan, 5,000,000 Class A ordinary shares are available for the grant of awards under the stock incentive plan.  The maximum number of Class A ordinary shares with respect to which options may be granted to any participant during any calendar year is 500,000 Class A ordinary shares.  As of December 31, 2017, 2,194,627 options and 1,534,219 restricted shares or restricted share units, net of forfeitures, have been granted under the stock incentive plan.

On February 14, 2017, our Board of Directors adopted, subject to shareholder approval, which was obtained on April 26, 2017, an amended and restated stock incentive plan, which increased the number of Class A ordinary shares authorized for issuance under the stock incentive plan by 1.5 million Class A ordinary shares to 5,000,000 Class A ordinary shares. In addition, the amendment extended the termination date of the stock incentive plan from April 27, 2020 to April 27, 2024.

Administration

Our Compensation Committee administers the stock incentive plan and has broad discretion, subject to the terms of the stock incentive plan, to determine which eligible participants will be granted awards, prescribe the terms and conditions of awards, establish rules and regulations for the interpretation and administration of the stock incentive plan and adopt any modifications, procedures or sub-plans that may be necessary or desirable to comply with the laws of foreign countries in which we or our affiliates operate to assure the viability of awards granted under the stock incentive plan.

Options

Options are subject to such terms and conditions as our Compensation Committee deems appropriate.  Our Compensation Committee determines the per share exercise price of options which will not be less than 100% of the fair market value of the Class A ordinary shares on the date of grant.  Options generally expire ten years from the date of grant and vest and become exercisable as determined by our Compensation Committee.

Unless otherwise provided in an individual option agreement and subject to the stock incentive plan’s adjustment provision, a change of control will not affect any options granted under the stock incentive plan.

Restricted Shares and Restricted Share Units

Restricted shares and restricted share units are subject to such terms and conditions as our Compensation Committee deems appropriate as set forth in individual award agreements.  Participants may be entitled to vote the restricted shares while held in our custody.  Participants are not entitled to vote the restricted share units while held. Our Compensation Committee determines the purchase price, if any, of restricted Class A ordinary shares.

Stock Bonus Awards

Our Compensation Committee may also grant stock bonus awards under the stock incentive plan subject to such terms and conditions as our Compensation Committee deems appropriate.  The stock incentive plan provides that stock bonus awards can be awarded for past service and/or conditioned on continued future services.  In the event that stock bonus awards are subject to continued service conditions, the stock incentive plan provides that a stock bonus award may (but need not) be subject to repurchase by us at par value if the participant does not fully satisfy any continued service conditions established for such stock bonus awards.

Adjustments

Our Compensation Committee will determine the appropriate adjustments to be made in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an award upon the occurrence of certain events affecting our capitalization such as a dividend or other distribution, recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, spin-off or sale, transfer or disposition of all or substantially all of our assets or stock.  For example, our Compensation Committee may adjust the number of Class A ordinary shares subject to outstanding awards and the exercise price of outstanding options.

Amendment/Termination

Our Board of Directors may amend the stock incentive plan at any time.  Except as provided in the stock incentive plan, no amendment will be effective unless approved by our shareholders to the extent shareholder approval is necessary to satisfy any applicable law or any national securities exchange listing requirement, and no amendment will be made that would adversely affect rights under an award previously granted under the stock incentive plan without the consent of the affected participants.  Our Compensation Committee may suspend or terminate the stock incentive plan at any time.

Unless sooner terminated, the stock incentive plan will terminate on April 27, 2024.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2017

Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Simon Burton	—	480,000(3)	—	21.20	7/6/2027	—	—	—	—
Leonard Goldberg	80,000 (4)	—	—	29.39	8/11/2018	—	—	—	—
Leonard Goldberg	60,000 (5)	—	—	28.44	8/14/2019	—	—	—	—
Leonard Goldberg	40,000 (6)	—	—	32.42	8/5/2020	—	—	—	—
Leonard Goldberg	22,750 (7)	—	—	22.10	4/3/2027	—	—	—	—
Leonard Goldberg	19,500 (8)	—	—	21.40	8/1/2027	—	—	—	—
Leonard Goldberg	—	—	—	—	—	5,160 (9)	103,716	—	—
Barton Hedges	100,000 (10)	—	—	21.25	8/15/2021	—	—	—	—
Barton Hedges	45,290 (11)	—	—	23.80	8/2/2022	—	—	—	—
Barton Hedges	38,197 (12)	—	—	26.44	8/2/2023	—	—	—	—
Barton Hedges	31,821(13)	—	—	32.37	8/7/2024	—	—	—	—
Barton Hedges	40,683(14)	—	—	26.67	8/6/2025	—	—	—	—
Barton Hedges	57,386(15)	—	—	19.87	8/4/2026	—	—	—	—
Tim Courtis	—	—	—	—	—	62,751 (16)	1,261,295	—	—
Brendan Barry	—	—	—	—	—	46,238 (17)	929,384	—	—
Patrick O’Brien	—	—	—	—	—	4,976 (18)	100,018	—	—
__________

(1)
Reflects grants of restricted shares and restricted share units made pursuant to our stock incentive plan.  All restricted shares and restricted share units are subject to three-year cliff vesting, other than Mr. Goldberg’s restricted shares as noted below.

(2)	Assumes a stock price of $20.10, the closing price of the Class A ordinary shares on December 29, 2017, the last business day of the year.

(3)
Mr. Burton was granted an option to purchase 480,000 Class A ordinary shares on July 6, 2017 in accordance with the terms of his employment agreement. The option will become exercisable with respect to 80,000 shares on June 30 of each of the first six anniversaries of June 30, 2017, subject to his continued employment on each date.

(4)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 11, 2008 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to an additional 20,000 shares on each of August 11, 2009, August 11, 2010 and August 11, 2011.

(5)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 14, 2009 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to an additional 20,000 shares on each of August 14, 2010, August 14, 2011 and August 14, 2012. Mr. Goldberg forfeited 20,000 of these options on his retirement on August 15, 2011.

(6)
Mr. Goldberg was granted an option to purchase 80,000 Class A ordinary shares on August 5, 2010 in accordance with the terms of his employment agreement. The option became exercisable with respect to 20,000 shares immediately upon grant and became exercisable with respect to an additional 20,000 shares on each of August 5, 2011, August 5, 2012 and August 5, 2013. Mr. Goldberg forfeited 40,000 of these options on his retirement on August 15, 2011.

(7)	Mr. Goldberg was granted an option to purchase 22,750 Class A ordinary shares on April 3, 2017 in accordance with the terms of his consulting agreement. All options were granted fully vested.

(8)	Mr. Goldberg was granted an option to purchase 19,500 Class A ordinary shares on August 1, 2017 in accordance with the terms of his consulting agreement. All options were granted fully vested.

(9)
Mr. Goldberg was granted 5,160 restricted Class A ordinary shares on May 5, 2017 in his capacity as a director. These restricted shares will vest on the earlier to occur of (i) the one year anniversary of the grant date and (ii) the next Annual General Meeting of Shareholders of the Company.

(10)
Mr. Hedges was granted an option to purchase 100,000 Class A ordinary shares on August 15, 2011 in accordance with the terms of his employment agreement. The option became exercisable with respect to 25,000 shares immediately upon grant and became exercisable with respect to an additional 25,000 shares on each of August 15, 2012, August 15, 2013 and August 15, 2014.

(11)
Mr. Hedges was granted an option to purchase 45,290 Class A ordinary shares on August 2, 2012 in accordance with the terms of his employment agreement. The option became exercisable with respect to 11,323 shares immediately upon grant and with respect to another 11,322 shares on each of August 2, 2013, August 2, 2014 and August 2, 2015.

(12)
Mr. Hedges was granted an option to purchase 38,197 Class A ordinary shares on August 2, 2013. The option became exercisable with respect to 9,549 shares immediately upon grant, with respect to another 9,550 shares on August 2, 2014 and with respect to another 9,549 shares on each of August 2, 2015 and August 2, 2016.

(13)
Mr. Hedges was granted an option to purchase 31,821 Class A ordinary shares on August 7, 2014. The option became exercisable with respect to 7,955 shares immediately upon grant. with respect to another 7,956 shares on August 7, 2015, and with respect to another 7,955 shares on each of August 7, 2016 and March 31, 2017, the date of his resignation.

(14)
Mr. Hedges was granted an option to purchase 40,683 Class A ordinary shares on August 6, 2015. The option became exercisable with respect to 10,171 shares immediately upon grant, with respect to another 10,171 shares on August 7, 2016, and with respect to another 20,341 on March 31, 2017, the date of his resignation.

(15)
Mr. Hedges was granted an option to purchase 57,386 Class A ordinary shares on August 4, 2016. The option became exercisable with respect to 14,347 shares immediately upon grant and and with respect to another 43,039 shares on March 31, 2017, the date of his resignation.

(16)
Mr. Courtis was awarded 13,272 restricted shares on March 15, 2015, 27,539 restricted shares on March 15, 2016 and 21,940 restricted shares on March 15, 2017. These restricted shares will vest on the third anniversary of each grant date, respectively, generally subject to his continued employment on each date.

(17)
Mr. Barry was awarded 9,780 restricted shares on March 15, 2015, 20,292 restricted shares on March 15, 2016 and 16,166 restricted shares on March 15, 2017.  These restricted shares will vest on the third anniversary of each grant date, respectively, generally subject to his continued employment on each date.

(18)
Mr. O’Brien was awarded 4,976 restricted share units on March 15, 2017.  These restricted share units will vest on the third anniversary of the grant date, generally subject to his continued employment on such date.

Option Exercises and Stock Vested in Fiscal 2017

The following table provides information regarding the stock awards that vested in 2017.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($) (2)
Simon Burton	—	—	—	—
Barton Hedges	—	—	21,856	473,182
Leonard Goldberg	5,011	109,100	—	—
Tim Courtis	—	—	21,856	473,182
Brendan Barry	—	—	9,317	201,713
Michael Belfatti	—	—	11,416	250,000
Patrick O’Brien	—	—	—	—
__________

(1)	Based upon the per share exercise price and the closing share price on the date of exercise.

(2)	Based upon the closing share price on the date upon which the shares fully vested.

Pension Benefits

None of our NEOs participates in a qualified or non-qualified defined benefit pension plan sponsored by us.

Non-qualified Deferred Compensation in Fiscal Year 2017

None of our NEOs participates in a non-qualified defined contribution or other non-qualified deferred compensation plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Burton, Courtis, Barry and Belfatti Employment Agreements

In the event that we terminate any of Mr. Burton’s, Mr. Courtis’, Mr. Barry’s or Mr. Belfatti’s employment without cause (as defined below) including, with respect to Mr. Burton, as a result of our election not to renew the current term, or any of those NEOs terminates his employment for good reason (as defined below), we will pay him accrued but unpaid base salary, any earned but unpaid bonus earned for the year immediately prior to the year in which the termination occurs (or, with respect to Messrs. Burton and Belfatti, any bonus earned under the terms of the compensation plan for years prior to the year in which the termination occurs, payable in accordance with the terms of such plan) and any accrued but unused vacation pay (collectively, the “Accrued Obligations”) and a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming applicable targets had been achieved (the “Pro-Rated Bonus”), as soon as practicable following termination. In addition, we will pay Messrs. Burton, Courtis and Barry severance in twelve monthly installments equal to the sum of his annual base salary and target bonus assuming targets had been achieved, provided that each such NEO does not breach the restrictive covenants in his employment agreement (described above).  Mr. Belfatti would also be entitled to severance in eighteen monthly installments (or such fewer installments as may be needed in order to comply with Section 457A of the Code) of an amount equal to 1.5 multiplied by the sum of his annual base salary and target bonus, provided that he does not breach the restrictive covenants in his employment agreement (described above). Because he would need to relocate upon his termination from the Company, Mr. Courtis is also entitled to receive an additional $25,000 lump sum payment at the same time he receives his first monthly severance payment.  The commencement of the payments to Mr. Belfatti will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and such NEO is a “specified employee” within the meaning of Section 409A of the Code and the first payment will be equal to the aggregate amount such NEO would have received during the delay period had no delay been imposed.  In addition, the final severance payment to Mr. Belfatti will be paid no later than December 31 of the year following the year in which the severance payments are no longer subject to a substantial risk of forfeiture. Any termination of Mr. Burton’s or Mr. Belfatti’s employment by us without cause requires at least 180 days’ prior notice.

If any of Messrs. Burton’s, Courtis’, Barry’s, or Belfatti’s employment terminates as a result of his death, his beneficiary, legal representatives or estate will become entitled to the Accrued Obligations and Pro-Rated Bonus, as soon as practicable following termination. In addition, Messrs. Courtis’ and Barry’s spouse and dependents will become entitled to receive health benefits for one year.  We may terminate any of Mr. Burton’s, Mr. Courtis’, Mr. Barry’s or Mr. Belfatti’s employment upon 30 days’ prior written notice if he becomes disabled.  If any of Mr. Burton’s, Mr. Courtis’, Mr. Barry’s or Mr. Belfatti’s employment terminates because of disability, he will become entitled to the Accrued Obligations and Pro-Rated Bonus, as soon as practicable following termination; and, solely for Messrs. Courtis and Barry, base salary and continued health benefits for the lesser of one year or until he is eligible to receive long-term disability benefits under any long-term disability plan that we may establish.  Continued base salary payments will be paid in accordance with our regular payroll schedule.  The commencement of these payments to Mr. Belfatti will be delayed for six months if our Board of Directors determines that such payments constitute non-qualified deferred compensation and such NEO is a “specified employee” within the meaning of Section 409A of the Code with the first payment after the delay period being equal to the amount that would have been paid had no delay been imposed.  If we are not able to provide any of Mr. Courtis or Mr. Barry, their spouses or dependents with continued participation in our health plan, we will pay for the cost of such benefits which does not exceed the amount which we would have paid if they have been entitled to participate.  The cost of such benefits will be paid in accordance with the procedures we establish.

If Mr. Barry’s employment is terminated by him (other than for Good Reason), we will pay him, in addition to the Accrued Obligations, an amount equal to one-half of his annual base salary in six equal monthly installments, provided that he does not breach the restrictive covenants in his employment agreement.

We may require that Mr. Burton, Mr. Courtis, Mr. Barry, or Mr. Belfatti execute a release of claims against us as a condition for compensation or benefits payable upon any termination of employment.

For purposes of Messrs. Burton’s and Belfatti’s employment agreements, “cause” generally means any of the following:

•	misconduct on the part of the NEO so serious that we cannot reasonably be expected to take any action other than termination;

•
further misconduct on the part of the NEO within 12 months of the issue of a formal written warning in respect of misconduct so serious that we cannot reasonably be expected to tolerate any repetition thereof; and

•	a failure by the NEO to commence performance of his duties in a satisfactory manner within one month of the issue of a formal written warning in respect thereof.

For these purposes misconduct includes (but is not limited to):

•
habitual drug or alcohol use which impairs the ability of the NEO to perform his duties (other than where such drug is prescribed by and administered in accordance with the instructions of a qualified physician);

•	commission of a criminal offense in the court of employment (other than a minor traffic offense);

•	willful violation of the restrictive covenants set forth in the employment agreement;

•
willful failure or refusal to perform duties after a written demand for performance is delivered to the NEO by our Board of Directors that specifically identifies the manner in which our Board of Directors believes that the NEO has failed or refused to perform his duties; and

•
breach of any material provision of the employment agreement or any policies of the employer entities or any of their subsidiaries related to conduct which is not cured, if curable, within ten days after written notice.

For purposes of Messrs. Courtis’ and Barry’s employment agreements, “cause” generally means any of the following:

•	the NEO’s drug or alcohol use which impairs his ability to perform his duties;

•	conviction by a court, or plea of “no contest” or guilty to a criminal offense;

•	engaging in fraud, embezzlement or any other illegal conduct with respect to us and/or any of our affiliates;

•	willful violation of the restrictive covenants set forth in his employment agreement;

•	willful failure or refusal to perform the duties under his employment agreement; or

•
breach of any material provision of his employment agreement or any of our or any of our affiliates’ policies related to conduct which is not cured, if curable, within ten days after written notice is given.

For purposes of the employment agreements, “good reason” generally means, without the NEO’s written consent, any of the following events which is not cured, if curable, within 30 days after the NEO has given notice thereof (which notice must be provided within 30 days after the NEO has knowledge of the occurrence of the event):

•	any material and adverse change to the NEO’s duties which is inconsistent with his duties set forth in the employment agreement (or, in the case of Messrs. Burton and Belfatti, his title or duties);

•	a reduction of the NEO’s base salary; or

•	a failure by us to comply with any other material provisions of the employment agreement.

For purposes of these employment agreements, “disability” generally means if, as a result of incapacity due to physical or mental illness, the NEO is substantially unable to perform his duties for an entire period of at least 90 consecutive days or 180 non-consecutive days within any 365-day period.

O’Brien Employment Agreement

Pursuant to the terms of his employment agreement, except in the case where prior notice is not required (as described below), Mr. O’Brien’s employment will continue until terminated by not less than 180 days’ notice in writing (or such longer period as may be required by law). In the event that we terminate Mr. O’Brien’s employment in circumstances where notice is required, we will pay him accrued but unpaid base salary, any bonus earned under the terms of the compensation plan for years prior to the year in which the termination occurs, payable in accordance with the terms of such plan, and any accrued but unused vacation pay and, at the Board of Directors’ discretion, a pro-rated portion of the target bonus that would have been paid for the year in which his employment terminated assuming applicable targets had been achieved.

For purposes of Mr. O’Brien’s employment agreement, we are permitted to terminate his employment without notice if he at any time:

•is guilty of dishonesty or other gross misconduct or gross incompetence or willful neglect of duty or commits any other serious breach of his employment agreement;

•acts in any manner (whether in the course of his duties or otherwise) which is likely to bring him or us into disrepute or prejudice our interests;

•becomes bankrupt, applies for or have made against him a receiving order, or has any order made against him resulting in a voluntary arrangement;

•is or becomes of unsound mind;

•for an aggregate period of 120 days or more in any period of 12 consecutive months is incapable of performing his duties under his employment agreement by reason of ill health or other incapacity (whether accidental or otherwise);

•is guilty of continuing unsatisfactory conduct or poor performance of his duties after having received written warning from us relating to the same;

•is convicted of an indictable offense;

•engages in fraud or embezzlement or any other illegal conduct with respect to the Company;

•violates the Company's Code of Conduct, the Tax Operating Guidelines, Underwriting Guidelines or any other Operating Guidelines;

•materially breaches his employment agreement and Declaration in relation to Fitness and Probity and/or materially fails to comply with his obligations under the Fitness and Probity Standards;

•breaches any representation made by him contained in his Non-Competition, Non- Solicitation, Intellectual Property and Confidentiality Agreement;

•resigns as a director of the Company without our consent;

•is prohibited by law from being our director;

•directly or indirectly advises or participates or acts in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes or is considering making any offer for the issued share capital of the Company; or

•uses drugs or alcohol which impairs his ability to perform his duties under the employment agreement.

Hedges Settlement and Release Agreement

As described above, in connection with Mr. Hedges’ resignation, effective March 31, 2017, Mr. Hedges entered into a settlement and release agreement with the Company pursuant to which Mr. Hedges agreed to waive any and all claims he may have had against the Company. In accordance with his employment agreement, upon entering into the settlement and release agreement, Mr. Hedges is entitled to receive: (i) a severance payment equal to $1,075,360, payable over 12 months in substantially equal installments; (ii) full vesting of unvested stock options, which options remain exercisable for the remainder of the ten year term; and (iii) health insurance benefits for himself and his spouse for a period of one year ($19,077). In addition, earned but unpaid quantitative bonuses for all prior years and 2016 will be paid as calculated per the Compensation Plan schedule. Based on the closing price per share of the Company’s Class A ordinary share as of March 31, 2017, equal to $22.10, the acceleration of Mr. Hedges’ options was worth $95,977.

Goldberg Consulting Agreement

In accordance with the terms and conditions of Mr. Goldberg’s consulting agreement, on August 1, 2017, Mr. Goldberg received a pro-rated stock option grant to purchase 19,500 shares of the Company’s Class A ordinary shares under our stock incentive plan. Such options were granted fully vested. Other than the foregoing option grant, Mr. Goldberg was not entitled to any consulting fees in connection with the termination of his consulting services, other than any consulting fees previously earned prior to such termination.

Stock Incentive Plan and Awards Granted Thereunder

Under the terms of the stock incentive plan, unless an option award provides otherwise, upon termination other than for cause, death or disability (as defined below), all unvested options terminate and the participant may exercise his or her vested options within the period ending upon the earlier of three months following termination or ten years from the grant date of the option (i.e., the option’s expiration date).  Unless an option award provides otherwise, upon termination for cause (as defined below), all vested and unvested options will terminate.  Unless an option award provides otherwise, upon termination for death or disability, all unvested options will terminate, and the vested portion of the option may be exercised for the period ending upon the earlier of twelve months following termination or the option’s expiration date.

Under the terms of the option grant which Mr. Burton received in 2017, any vested portion of the option award will remain exercisable until the expiration date upon our termination of his employment without cause (as defined in his employment agreement, see description above), Mr. Burton’s termination of employment for good reason (as defined in his employment agreement, see description above) or upon expiration of the employment period where we have failed to offer Mr. Burton continued employment on substantially similar terms. Upon Mr. Burton’s termination due to his death or disability (as defined in his employment agreement, see description above), any unvested portion of the options will terminate and any vested portion of the option will remain exercisable until the expiration date.  If Mr. Burton’s permanently retires from the reinsurance industry, is willing to continue to serve as a member of our Board of Directors and does not resign from our Board of Directors, the vested portion of the option will remain exercisable until expiration. If after retirement, Mr. Burton subsequently fails to meet the foregoing requirements, such options will revert to remain exercisable for 90 days after such failure. If we terminate Mr. Burton’s employment for cause all vested and unvested portions of the option will terminate.  If Mr. Burton’s employment terminates under any other circumstances, the unvested portion of the options will terminate and the vested portion will remain exercisable for 90 days, but no later than the expiration date. Upon a change of control (as defined below), any unvested portion of the option will vest immediately.

Under the terms of the option grants awarded to our other NEOs (other than Mr. Goldberg), upon termination of employment, the awards remain exercisable in accordance with the terms of the stock incentive plan, except that upon termination, other than for cause, death or disability (each as defined below), all vested options remain exercisable for the period ending upon the earlier of 90 days or the expiration date.

Under the terms of the restricted share awards granted to each of our NEOs (other than Mr. Goldberg), the awards will automatically vest upon the executive’s termination of employment due to death or disability or upon the occurrence of a change in control (as defined below).  If the executive’s employment terminates for any other reason, the unvested restricted shares will be automatically repurchased by the Company for par value and cancelled.

For purposes of the stock incentive plan, “cause” generally means: if the participant is a party to an employment agreement or other agreement with us or an affiliate and such agreement provides for a definition of cause, the definition contained in the agreement, or, if no such agreement or definition exists, cause means a participant’s:

•	material breach of his employment agreement or other agreement;

•	continued failure to satisfactorily perform assigned job responsibilities or to follow the reasonable instructions of his superiors, including, without limitation, our Board of Directors;

•	commission of a crime constituting a criminal offense or felony (or its equivalent) or other crime involving moral turpitude; or

•
material violation of any material law or regulation or any policy or code of conduct adopted by us or engaging in any other form of misconduct which, if it were made public, could reasonably be expected to adversely affect our or an affiliate’s business reputation or affairs.

For purposes of the stock incentive plan, “disability” generally means, if the participant is a party to an employment agreement or other agreement with us or an affiliate and the agreement provides for a definition of disability, the definition contained in the agreement, or, if no such agreement or definition exists, disability will mean the failure of the participant to perform his duties due to physical or mental incapacity as determined by our Compensation Committee.

For purposes of our stock incentive plan, “change in control” generally means the occurrence of one of the following events: (i) any person or group becomes the beneficial owner, directly or indirectly, of 51% or more of our common stock (measured by voting power rather than number of shares); or (ii) we consolidate or merge with or into any other person or group or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets and the assets of our direct and indirect subsidiaries to any other person or group, in either one transaction or a series of related transactions that occur within six months, other than a consolidation or merger or disposition of assets.

For purposes of the stock option to acquire 480,000 Class A ordinary shares granted to Mr. Burton, “change of control” generally means the occurrence of any of the following events during the period in which the employment agreement remains in effect: (i) the acquisition by any person, entity or group, other than the Company, any of its subsidiaries or other entities controlled by the Company, or any employee benefit plan maintained by the Company or by any of its subsidiaries or other entities controlled by the Company, of beneficial ownership of 55% or more of the total voting power of the Company; or (ii) the Company is merged, combined, consolidated or reorganized with or into another corporation or other legal person (an “acquiring person”), or the Company sells or otherwise transfers all or substantially all of its assets to an acquiring person.

Assuming Mr. Burton’s employment terminated under each of the circumstances described above on December 31, 2017, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (2) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (3) $	Total $
Termination without Cause, for Good Reason or non-renewal of the employment term (1)	390,000	1,430,000	N/A	N/A	1,820,000
Death	390,000	N/A	N/A	—	390,000
Disability	390,000	N/A	N/A	—	390,000
Change of Control	N/A	N/A	N/A	—	—
__________

(1)	The Total Cash Severance is calculated as the sum of base salary ($650,000) and target bonus ($780,000).

(2)	The Pro-Rated Bonus is calculated as 120% of base salary, pro-rated for the portion of the year during which Mr. Burton was employed.

(3)
No amounts are reported in respect of the vesting of the options granted on July 1, 2017 as there was no “spread” value with respect to such options (i.e., the exercise price exceeded the fair market value on December 29, 2017, the last business day of the year).

Assuming Mr. Courtis’ employment terminated under each of the circumstances described above on December 31, 2017, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Total $
Termination without Cause or for Good Reason (1)	211,000	658,000	N/A	N/A	869,000
Death	211,000	N/A	25,236	1,261,295	1,497,531
Disability (2)	211,000	422,000	25,236	1,261,295	1,919,531
Change in Control	N/A	N/A	N/A	1,261,295	1,261,295
__________

(1)	The Total Cash Severance is calculated as the sum of base salary ($422,000) and target bonus ($211,000) plus an additional $25,000 for relocation expenses.

(2)	The Total Cash Severance is calculated as 100% of base salary.

(3)	The Pro-Rated Bonus is calculated as 50% of base salary.

(4)
The Value of Accelerated Equity is calculated as the fair market value of the 62,751 restricted shares subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2017 and using a share price of $20.10, the closing share price on December 29, 2017, the last business day of the year.

Assuming Mr. Barry’s employment terminated under each of the circumstances described above on December 31, 2017, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus(4) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (5) $	Total $
Termination without Cause or for Good Reason (1)	278,480	750,480	N/A	N/A	1,028,960
Termination without Good Reason (2)	N/A	236,000	N/A	N/A	236,000
Death	278,480	N/A	25,236	931,193	1,234,909
Disability (3)	278,480	472,000	25,236	931,193	1,706,909
Change in Control	N/A	N/A	N/A	931,193	931,193
__________

(1)	The Total Cash Severance is calculated as the sum of base salary ($472,000) and target bonus ($278,480) in connection with a Termination without Cause or for Good Reason.

(2)	The Total Cash Severance is calculated as 50% of base salary.

(3)	The Total Cash Severance is calculated as 100% of base salary.

(4)	The Pro-Rated Bonus is calculated as 59% of base salary.

(5)
The Value of Accelerated Equity is calculated as the fair market value of the 46,238 restricted shares subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2017 and using a share price of $20.10, the closing share price on December 29, 2017, the last business day of the year.

Assuming Mr. Belfatti’s employment terminated under each of the circumstances described above on December 31, 2017, such payments and benefits have an estimated value of:

Event	Pro-Rated Bonus (2) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity $	Total $
Termination without Cause or for Good Reason (1)	189,000	1,575,000	N/A	N/A	1,764,000
Death	189,000	N/A	N/A	N/A	189,000
Disability	189,000	N/A	N/A	N/A	189,000
Change in Control	N/A	N/A	N/A	N/A	—
__________

(1)	The Total Cash Severance is calculated as the sum of 1.5 times base salary ($525,000) and target bonus ($525,000).

(2)	The Pro-Rated Bonus is calculated as 100% of base salary, pro-rated for the portion of the year during which Mr. Belfatti was employed.

Assuming Mr. O’Brien’s employment terminated under each of the circumstances described above on December 31, 2017, such payments and benefits have an estimated value of:

Event (2)	Pro-Rated Bonus(3) $	Total Cash Severance $	Value of Medical Continuation $	Value of Accelerated Equity (4) $	Total $
Termination with prior notice (1)	N/A	170,535	N/A	N/A	170,535
Death	N/A	N/A	N/A	100,018	100,018
Disability	N/A	N/A	N/A	100,018	100,018
Change in Control	N/A	N/A	N/A	100,018	100,018
__________

(1)	The Total Cash Severance is calculated as 180 days of base salary ($341,070).

(2)
Because he is based in Ireland, Mr. O’Brien’s cash compensation is generally paid to him in Euros rather than United States dollars. The Total Cash Severance is based on an average conversion rate for 2017, which was $1.1369 United States dollars for each one Euro.

(3)	For purposes of this table, it is assumed that the Board of Directors would not have exercised discretion to pay Mr. O’Brien a pro-rata target bonus.

(4)
The Value of Accelerated Equity is calculated as the fair market value of the 4,976 restricted share units subject to accelerated vesting if a termination due to death or disability or a change in control occurred, in each case, on December 31, 2017 and using a share price of $20.10, the closing share price on December 29, 2017, the last business day of the year.

2017 Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Burton, our Chief Executive Officer (our “CEO”), as of December 31, 2017.

For 2017, our last completed fiscal year:
a) the median of the annual total compensation of all our employees (other than our CEO) was $264,711; and
b) the total annualized compensation of our CEO was $5,520,722.

Based on this information, for 2017, the ratio of the total annualized compensation of Mr. Burton, our CEO as of December 31, 2017, to the median of the annual total compensation of all employees was 20.9 to 1.0.

We selected December 31, 2017 (the “determination date”), which is within the last three months of 2017, as the date upon which we would identify the “median employee.”

We identified the median employee by examining the annual total compensation for 2017, calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, of each of our employees employed as of December 31, 2017. For those employees who joined the Company during 2017 the total compensation was annualized as if they had been employed for the entire year. We calculated the total compensation for each employee in the same manner as the “Total Compensation” shown for our NEOs in the “Summary Compensation Table”. We determined the compensation of our median employee by ranking the annual total compensation of all employees, except for our CEO, and selecting the median employee based on their total compensation.

During 2017, we had three Chief Executive Officers, as described above under “Compensation Discussion and Analysis - Named Executive Officers.” As permitted under Item 402(u) of Regulation S-K, we calculated the pay ratio using the total annual compensation of Mr. Burton, who was our CEO on the determination date, as reported in the “Total” column of our Summary Compensation Table and annualized components of that amount that were reasonably annualized (specifically, his annual base salary and the defined contribution plan contribution he received from the Company during 2017, but not his bonus because it was discretionary). Consequently, the amount reported in the “Total” column of our Summary Compensation Table with respect to Mr. Burton is different from the amount reported as his annual total compensation above because the amount listed above includes the annualized equivalent of the amounts reported in the Summary Compensation Table with respect to his annual base salary and his defined contribution plan contribution.
Equity Compensation Plan Information

The following table provides information as of December 31, 2017 with respect to the Company’s Class A ordinary shares that may be issued upon the exercise of options, warrants and restricted share units granted to employees, consultants or members of our  Board of Directors under all of our existing compensation plans, including the 2004 stock incentive plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	1,015,627 (1)	$23.55	1,273,433 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	1,015,627 (1)	$23.55	1,273,433 (2)
__________

(1)	Includes 1,015,627 Class A ordinary shares issuable upon the exercise of options and restricted share units that were outstanding under the stock incentive plan as of December 31, 2017.

(2)
Represents the difference between the number of securities issuable under the stock incentive plan (5,000,000) and the number of securities issued under the stock incentive plan as of December 31, 2017 (3,726,567). The number of securities issued under the stock incentive plan consists of options to acquire 2,194,627 Class A ordinary shares and 1,531,940 issued shares or share units.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee currently consists of Messrs. Isaacs, Murphy and Platt, each of whom the Board of Directors concluded was independent in accordance with the director independence standards of the Nasdaq stock market rules. None of the members of the Compensation Committee is or has been an executive officer of the Company, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. During fiscal year 2017, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity whose executive officer served on our Board or Compensation Committee.

AUDIT COMMITTEE REPORT

Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, preparing the financial statements and the public reporting process.  The Audit Committee’s primary purpose is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process and the role and responsibilities of the independent auditors.

In performing its oversight role in connection with the audit of the Company’s consolidated financial statements for the year ended December 31, 2017, the Audit Committee has:

1.           reviewed and discussed the audited consolidated financial statements with management;

2.           discussed with the independent auditors the matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board; and

3.           received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors’ communications with the Audit Committee concerning independence and has discussed with the independent auditors the independent auditors’ independence.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit Committee by management and the independent auditors, the Audit Committee recommended to the Board of Directors that the December 31, 2017 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

The Audit Committee

Alan Brooks (Chairman)
Frank Lackner
Bryan Murphy

Independent Public Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by BDO USA, LLP and its international affiliates, or BDO, for professional services rendered for (1) the audit of our financial statements during the fiscal years ended December 31, 2017 and 2016; (2) the review of the financial statements included in our Quarterly Reports on Form 10-Q in 2017 and 2016; (3) the 2017 and 2016 audits of the Company’s internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects; and (4) services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements, were approximately $514,670 and $426,629 for the fiscal years ended December 31, 2017 and 2016, respectively.

Audit-Related Fees

The Company did not incur any fees for audit-related services during the fiscal years ended December 31, 2017 and 2016.

Tax Fees

During the fiscal years ended December 31, 2017 and 2016, the Company incurred $4,616 and $4,405, respectively, of fees billed by BDO for tax compliance services relating to preparation of GRIL’s corporate tax returns.

All Other Fees

The Company did not incur any other fees billed by BDO during the fiscal years ended December 31, 2017 and 2016.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee charter includes our policy regarding the approval of audit and non-audit services performed by our independent auditors.  The Audit Committee is responsible for retaining and evaluating the independent auditors’ qualifications, performance and independence.  The Audit Committee pre-approves all auditing services, internal control-related services and permitted non-audit services (including the fees and terms thereof) to be performed for us by our independent auditors, subject to such exceptions for non-audit services as permitted by applicable laws and regulations.  The Audit Committee may delegate this authority to a subcommittee consisting of one or more Audit Committee members, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals are presented to the full Audit Committee at its next meeting. The Audit Committee approved all professional services provided to us by BDO USA, LLP during 2017.

PRINCIPAL SHAREHOLDERS

The following table shows information known to us with respect to the beneficial ownership of both classes of our ordinary shares as of February 16, 2018 for:

•	each person or group who beneficially owns more than 5% of each class of our ordinary shares;

•	each of our NEOs, Messrs. Burton, Hedges, Goldberg, Courtis, Barry, Belfatti and O’Brien;

•	each of our directors; and

•	all of our directors and NEOs as a group.

Beneficial ownership of shares is determined under the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power.  Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all ordinary shares held by them.  Class A ordinary shares subject to options currently exercisable or exercisable within 60 days of February 16, 2018, and not subject to repurchase as of that date, are deemed to be outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed to be outstanding for calculating the percentage of any other person.

Applicable percentage ownership in the following table is based on 31,102,551 Class A ordinary shares and 6,254,715 Class B ordinary shares outstanding as of February 16, 2018.  Unless otherwise indicated, the address of each of the named individuals is c/o Greenlight Capital Re, Ltd., 65 Market Street, Suite 1207, Jasmine Court, Camana Bay, P.O. Box 31110, Grand Cayman, KY1-1205, Cayman Islands.

Name and address of beneficial owner	Beneficial ownership of principal shareholders
	Number of Class A Ordinary Shares	%	Number of Class B Ordinary Shares	%
David Einhorn (1)	—	—	6,254,715	100.00
The Vanguard Group (2)	2,538,046	8.16
Dimensional Fund Advisors LP (3)	2,153,735	6,92
BlackRock, Inc. (4)	1,964,730	6.32
Fiduciary Management, Inc. (5)	1,611,109	5.18
Simon Burton (6)	—	—
Tim Courtis (7)	325,855	1.05
Brendan Barry (8)	113,389	*
Michael Belfatti (9)	11,416	*
Patrick O’Brien (10)	—	—
Barton Hedges (11)	316,320	1.01
Alan Brooks (12)	130,445	*
Leonard Goldberg (13)	414,641	1.32
Ian Isaacs (14)	91,990	*
Frank Lackner (15)	107,868	*
Bryan Murphy (16)	82,766	*
Joseph Platt (17)	132,885	*
Hope Taitz (18)	3,556	*
All directors and executive officers as a group (14 persons)	1,731,131	5.57	6,254,715	100.00

*	Represents less than 1% of the outstanding ordinary shares.

(1)
Mr. Einhorn, together with his affiliates, is limited to voting the number of Class B ordinary shares equal to 9.5% of the total voting power of the total issued and outstanding ordinary shares. Mr. Einhorn owns 4,864,047 Class B ordinary shares directly. Mr. Einhorn also retains beneficial ownership of 1,390,488 Class B ordinary shares held by the David M. Einhorn 2007 Family Trust. Mr. Einhorn has appointed Mr. Roitman as his alternate director. Mr. Roitman has beneficial ownership of 290,000 Class A ordinary shares. If Mr. Roitman’s Class A ordinary shares were included in the total shares held by the directors and NEOs, such number would be 2,021,131 shares, or 6.5%.

(2)	The Vanguard Group’s beneficial ownership is based on a Schedule 13G/A filed on February 8, 2018. The business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA19355.

(3)
Dimensional Fund Advisors LP’s beneficial ownership is based on a Schedule 13G filed on February 9, 2018. The business address for Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)	BlackRock, Inc.’s beneficial ownership is based on a Schedule 13G/A filed on January 30, 2018. The business address for BlackRock Inc. is 55 East 52nd Street, New York, NY 10022.

(5)
Fiduciary Management, Inc.’s beneficial ownership is based on a Schedule 13G filed on February 12 , 2018. The business address for Fiduciary Management, Inc. is 100 East Wisconsin Ave., Suite 2200, Milwaukee, WI 53202.

(6)
Mr. Burton owns options to purchase 480,000 Class A ordinary shares, which options vest in six equal annual installments beginning on the first anniversary following the grant date of June 30, 2017. Since no options are currently exercisable or exercisable within 60 days of February 16, 2018, no shareholdings are reported.

(7)	Includes 62,751 restricted shares subject to forfeiture.

(8)	Includes 46,238 restricted shares subject to forfeiture.

(9)	Includes no restricted shares subject to forfeiture.

(10)
Mr. O’Brien owns 4,976 restricted share units. Since these restricted share units do not have any voting or disposition rights until they vest and none will not vest within 60 days of February 16, 2018, no shareholdings are reported.

(11)	Includes 313,377 Class A ordinary shares subject to options.

(12)	Includes 5,160 restricted shares subject to forfeiture.

(13)
Includes 222,250 Class A ordinary shares subject to options and 5,160 restricted shares subject to forfeiture held by Mr. Goldberg. Mr. Goldberg owns 157,521 Class A ordinary shares directly and also retains beneficial ownership of 22,870 Class A ordinary shares held by the Leonard R. Goldberg 2007 Family Trust and 12,000 Class A ordinary shares held in a spousal revocable trust.

(14)	Includes 5,160 restricted shares subject to forfeiture, 25,000 Class A ordinary shares held by a living trust and 25,000 Class A ordinary shares held in an IRA.

(15)	Includes 5,160 restricted shares subject to forfeiture.

(16)	Includes 8,600 restricted shares subject to forfeiture.

(17)	Includes 8,600 restricted shares subject to forfeiture and 55,000 Class A ordinary shares held by a partnership of which Mr. Platt is the general partner.

(18)	Includes 3,556 restricted shares subject to forfeiture.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and the persons who beneficially own more than 10% of our ordinary shares file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the SEC.  Executive officers, directors and greater than 10% shareholders are required by regulations promulgated by the SEC to furnish us with copies of all Forms 3, 4 and 5 they file. Based solely on the reports received by us and on the written representations of the reporting persons, we believe that no director, executive officer or greater than 10% shareholder failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, fiscal 2017, except for one report on Form 3 that was not timely filed on behalf of Mr. Patrick O’Brien.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related-Party Transaction Policy and Audit Committee Charter

We have established a written related-party transaction policy which provides procedures for the review of transactions in excess of $120,000 in any year between us and any covered person having a direct or indirect material interest, subject to certain exceptions.  Covered persons include any director, executive officer, director nominee, 5% shareholder or any immediate family members of the foregoing.  Any such related-party transactions shall require advance approval by a majority of our independent directors or a majority of the members of a committee constituted solely of our independent directors.  In addition, our Audit Committee charter provides that the Audit Committee will review and approve all related-party transactions.

 Joint Venture Agreement

The Company, Greenlight Re, GRIL, DME Advisors, LLC, or DME LLC, and DME Advisors, LP, or DME Advisors, and collectively, with the Company, Greenlight Re, GRIL and DME LLC, the “Participants”, and each a “Participant”, entered into a third amended and restated agreement, effective January 1, 2017, for the purpose of managing certain jointly held assets of each of the Participants, which we refer to as the Joint Venture Agreement. The Joint Venture Agreement amends and restates the second amended and restated agreement, effective January 1, 2014, by and among the Company, Greenlight Re, GRIL and DME LLC, which we refer to as the Prior Joint Venture Agreement. DME LLC and DME Advisors are related parties and are controlled by David Einhorn, the Chairman of the Board, the President and Portfolio Manager of Greenlight Capital, Inc, and the beneficial owner of all of the issued and outstanding Class B ordinary shares.

The material terms and conditions of the Joint Venture Agreement are substantially similar to the Prior Joint Venture Agreement, but include (i) a term from January 1, 2017 through December 31, 2019 (which renews automatically for successive three-year periods unless at least 90 days prior to the end of the then current term, DME LLC notifies the other Participants, of its desire to terminate the Joint Venture Agreement or any other Participant notifies DME LLC of its desire to withdraw), (ii)  certain additional covenants from DME LLC and DME Advisors, including a covenant to comply in all material respects with all laws, rules and regulations applicable to the venture and to cause the venture to not enter into any transaction that would constitute a “principal transaction” under the U.S. Investment Advisers Act of 1940, as amended, without prior written consent; and (iii) certain additional notice and compliance provisions.

The Joint Venture Agreement, like the Prior Joint Venture Agreement, provides that (i) during the term, neither the Company, Greenlight Re nor GRIL shall engage an investment advisor other than DME LLC or DME Advisors (or an affiliate of DME LLC) to manage its investable assets (as defined in the Agreement); (ii) the Company, Greenlight Re and GRIL shall use commercially reasonable efforts to cause each of their respective current and future subsidiaries to become participants or enter into similar agreements; (iii) DME Advisors will receive a monthly payment based on an annual rate of 1.5% of the capital balance of each Participant; DME LLC will receive a performance allocation based on the positive performance change in such Participant’s capital account equal to 20% of the net profits calculated per annum, subject to a loss carry forward provision.

The loss carry forward provision allows DME LLC to earn a reduced performance allocation of 10% on profits in any year subsequent to the year in which a Participant’s capital account (other than DME LLC) incurs a loss, until all the losses are recouped and an additional amount equal to 150% of the loss is earned. DME LLC is not entitled to a performance allocation in a year in which the investment portfolio incurs a loss.

Further, each of the Company, Greenlight Re and GRIL has agreed to release DME LLC and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the Agreement, subject to certain exceptions. Furthermore, DME LLC has agreed to indemnify the Company, Greenlight Re, and GRIL against any liability incurred in connection with certain actions.

The Company, Greenlight Re or GRIL may withdraw as a Participant under the Joint Venture Agreement with at least 90 days notice prior to the end of the then current term and prior to the expiration of the Joint Venture Agreement’s term only ‘‘for cause,’’ which the Agreement defines as:

•	a material violation of applicable law relating to DME LLC’s or DME Advisors’ advisory business;

•
DME LLC’s or DME Advisors’ gross negligence, willful misconduct or reckless disregard of any of DME LLC’s obligations under the Joint Venture Agreement or DME Advisors’ obligations under the Investment Advisory Agreement (as defined below);

•	a material breach by DME LLC or DME Advisors of Greenlight Re’s or GRIL’s investment guidelines that is not cured within a 15-day period; or

•	a material breach by DME LLC or DME Advisors of their obligations to return and deliver assets as any other Participant may request.

In addition, GRIL may withdraw as a Participant under the Joint Venture Agreement prior to the expiration of its term due to unsatisfactory long term performance of DME LLC or DME Advisors, as determined solely by the Board of Directors of GRIL on each anniversary date of the Joint Venture Agreement.

For the year ended December 31, 2017, DME LLC received $2.1 million (2016: $8.2 million) of performance compensation pursuant to the Agreement.

Investment Advisory Agreement

Effective January 1, 2017, DME Advisors, Greenlight Re, GRIL, DME LLC and the Venture (as defined in Section 2.1(c) of the Joint Venture Agreement), entered into an Investment Advisory Agreement, which we refer to as the Investment Advisory Agreement, to provide discretionary advisory services relating to the assets and liabilities of the Venture. The Investment Advisory Agreement amends and restates the investment advisory agreement effective January 1, 2014 which we refer to as the Prior Investment Advisory Agreement. The material terms and conditions of the Investment Advisory Agreement are substantially similar to the Prior Investment Advisory Agreement.  Pursuant to the Investment Advisory Agreement, DME Advisors may formulate the overall investment strategy to be carried out by the Venture, and exercise full discretion in the management of the trading, investment transactions and related borrowing activities of the Venture in order to implement such strategy, subject to the terms and conditions contained in the Joint Venture Agreement. The Management Fee is debited against the account of each participant (other than DME LLC) and paid in cash to DME Advisors on the first day of each month.

The Venture, and each Participant, has agreed to release DME Advisors and its affiliates from, and to indemnify and hold them harmless against, any liability arising out of the Investment Advisory Agreement, subject to certain exceptions such as gross negligence, willful misconduct or reckless disregard of its obligations or uncured breach of the investment guidelines. Furthermore, DME Advisors has agreed to indemnify the Venture and each of the Participants against any liability incurred in connection with certain actions.

For the year ended December 31, 2017, DME Advisors received $17.8 million (2016: $16.3 million) in management fees pursuant to the Investment Advisory Agreement.

Service Agreement

In February 2007, we entered into a service agreement with DME Advisors, which was amended in August 2007 and October 2007, pursuant to which DME Advisors provides investor relations services to us for compensation of $5,000 per month (plus expenses).  The service agreement had an initial term of one year and continues for sequential one-year periods until terminated by us or DME Advisors.  Either party may terminate the service agreement for any reason with 30 days prior written notice to the other party.

For the year ended December 31, 2017, we incurred expenses of $60,000 (2016: $60,000) to DME Advisors for investor relations services.

Shareholders’ Agreement

Pursuant to the Company’s Shareholders’ Agreement, Greenlight Capital Investors, LLC, which we refer to as GCI, had the right to unlimited demand registration rights once we are eligible to use Form S-3 (or similar short form registration statements).  GCI assigned its demand registration rights under the Shareholders’ Agreement, with our consent, to David Einhorn on January 3, 2007.  Mr. Einhorn has registration rights for all of his Class B ordinary shares, including those acquired in a private placement in May 2007, as contemplated under the Shareholders’ Agreement.

Green Brick Partners, Inc.
David Einhorn also serves as the Chairman of the Board of Directors of Green Brick Partners, Inc. (“GRBK”), a publicly traded company. As of December 31, 2017, $39.2 million (2016: $34.8 million) of GRBK listed equities were included on our balance sheet as “equity securities, trading, at fair value”. The Company along with certain affiliates of DME Advisors, collectively own 49% of the issued and outstanding common shares of GRBK. Under applicable securities laws, DME Advisors may be limited at times in its ability to trade GRBK shares on behalf of the Company.

Mr. Goldberg’s Consulting Agreement

On December 16, 2016, the Company, Greenlight Re and Mr. Goldberg entered into a consulting agreement, which we refer to as the Consulting Agreement, pursuant to which Mr. Goldberg served as a consultant to each of the Company and Greenlight Re, to provide transition services including leading the search for a new chief executive officer. Mr. Goldberg served as interim Chief Executive Officer of each entity, effective as of March 31, 2017, following the resignation of Mr. Hedges. In conjunction with the appointment of Mr. Burton as Chief Executive Officer of the Company effective as of July 1, 2017, and pursuant to the Consulting Agreement, the Company, effective as of June 30, 2017, terminated the Consulting Agreement. In accordance with the terms and conditions of the Consulting Agreement, on April 3, 2017 Mr. Goldberg received a stock option grant to purchase 22,750 of the Company’s Class A ordinary shares which was granted under our stock incentive plan. Additionally, on August 1, 2017, Mr. Goldberg received a pro-rata stock option grant to purchase 19,500 shares of the Company's Class A ordinary shares. Under the Consulting Agreement, Mr. Goldberg also received monthly cash compensation of $10,000.

For the year ended December 31, 2017, the Company paid $60,000 (2016: $0) to Mr. Goldberg pursuant to the terms of the Consulting Agreement.

OTHER MATTERS

Neither the Board of Directors nor management intends to bring before the Meeting any business other than the matters referred to in the Notice of Annual General Meeting of Shareholders and this Proxy Statement.  If any other business should come properly before the Meeting, or any adjournment or postponement thereof, the proxy holders will vote on such matters at their discretion.

ADDITIONAL INFORMATION

Other Action at the Meeting

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting.  In the event any other business is properly presented at the Meeting, the persons named in the accompanying proxy may, but will not be obligated to, vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for the Annual General Meeting of Shareholders in 2019

Shareholder Proposals for Inclusion in Proxy Statement

Pursuant to Rule 14a-8 of the Exchange Act, shareholder proposals must be received in writing by the Secretary of the Company no later than 120 days prior to the date of the Company’s proxy statement released to shareholders in connection with the Company’s previous year’s annual meeting of shareholders and must comply with the requirements of Rule 14a-8 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy relating to the Annual General Meeting of Shareholders in 2019.  The Company believes that shareholder proposals received by November 15, 2018 would be considered timely for inclusion in the Company’s Proxy Statement for the Annual General Meeting of Shareholders in 2019, or the 2019 Proxy Statement.  Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd.

Shareholder Proposals for Presentation at Meeting

Pursuant to the Company’s Articles, any shareholder proposal for the Annual General Meeting of Shareholders in 2019, or the 2019 Meeting, other than with respect to a nominee for election as a director, which is submitted outside the processes of Rule 14a-8 and is therefore not submitted for inclusion in next year’s proxy statement, shall be considered untimely unless received by the Secretary in writing no later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual general meeting. As a result, such shareholder proposals must be received no earlier than December 26, 2018 and no later than January 25, 2019 to be considered timely.  Such proposals should be directed to the attention of the Secretary, Greenlight Capital Re, Ltd. If a shareholder proposal is introduced at the 2019 Meeting without any discussion of the proposal in the 2019 Proxy Statement and the shareholder does not notify the Company on a timely basis, in accordance with Cayman Islands corporate law, of the intent to raise such proposal at the 2019 Meeting, then proxies received by the Company for the 2019 Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Shareholder Proposals regarding Director Nominees

Pursuant to the Company’s Articles, any shareholders’ proposal with respect to the nomination of a person for election as a director at the 2019 Meeting must be received no later than 120 days prior to the date of such annual general meeting to be considered timely. Such proposal must otherwise comply with the advance notice procedures and other provisions set forth in the Articles in order for such nominations to be properly brought before the 2019 Meeting.

Costs of Solicitation

The entire cost of this proxy solicitation will be borne by the Company, including expenses in connection with preparing, assembly, printing and mailing proxy solicitation materials.  In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile, electronic communication, in person or via the Internet, although no compensation will be paid for such solicitation.  We will pay additional fees in the event we agree to have Computershare, Inc. aid in the solicitation of proxies.

By Order of the Board of Directors,
/s/ Simon Burton
Simon Burton
Chief Executive Officer
March 8, 2018
Grand Cayman, Cayman Islands

GREENLIGHT RE

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on April 24, 2018.

Vote by Internet

- Go to **www.envisionreports.com/GLRE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR Proposals 1 – 7.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1a - Alan Brooks	☐	☐	☐	1b - Simon Burton	☐	☐	☐	1c - David Einhorn	☐	☐	☐
1d - Leonard Goldberg	☐	☐	☐	1e - Ian Isaacs	☐	☐	☐	1f - Frank Lackner	☐	☐	☐
1g - Bryan Murphy	☐	☐	☐	1h - Joseph Platt	☐	☐	☐	1i - Hope Taitz	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
2a - Alan Brooks	☐	☐	☐	2b - Simon Burton	☐	☐	☐	2c - David Einhorn	☐	☐	☐
2d - Leonard Goldberg	☐	☐	☐	2e - Ian Isaacs	☐	☐	☐	2f - Frank Lackner	☐	☐	☐
2g - Bryan Murphy	☐	☐	☐	2h - Joseph Platt	☐	☐	☐	2i - Hope Taitz	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
3a - Tim Courtis	☐	☐	☐	3b - Philip Harkin	☐	☐	☐	3c - Frank Lackner	☐	☐	☐
3d - Patrick O'Brien	☐	☐	☐	3e - Brendan Tuohy	☐	☐	☐				

1 U P X

02RP6B

Proxy — Greenlight Capital Re, Ltd.

THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF GREENLIGHT CAPITAL RE, LTD.

The undersigned hereby appoints Tim Courtis and Simon Burton, and each of them, as proxies of the undersigned, with full power to act without the other and with full power of substitution, to vote all the ordinary shares of Greenlight Capital Re, Ltd. held in the name of the undersigned at the close of business on March 8, 2018, at the Annual General Meeting of Shareholders to be held on April 25, 2018, at 9:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

THIS PROXY WILL BE VOTED AS SPECIFIED BY YOU. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2, 3, 4, 5, 6, AND 7, ALL SAID ITEMS BEING DESCRIBED IN THE NOTICE OF SUCH MEETING, DATED MARCH 8, 2018, AND THE ACCOMPANYING PROXY STATEMENT, RECEIPT OF WHICH ARE ACKNOWLEDGED. THE UNDERSIGNED RATIFIES AND CONFIRMS ALL THAT SAID PROXIES OR THEIR SUBSTITUTES MAY LAWFULLY DO BY VIRTUE HEREOF.

(Continued and to be marked, dated and signed, on the other side)

Important notice regarding the Internet availability of proxy materials for the Annual General Meeting of Shareholders. The Proxy Statement and the 2017 Annual Report to Shareholders are available at: **http://www.envisionreports.com/GLRE**

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proposals (continued from reverse side)

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.   /   /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.